Exhibit 2.1

SHARE EXCHANGE IMPLEMENTATION AGREEMENT

among

JCSD TRUSTEE SERVICES LIMITED

and

X FUND PROPERTIES LIMITED

and

SAGICOR POOLED INVESTMENT FUNDS LIMITED

and

SAGICOR REAL ESTATE X FUND LIMITED

collectively, as the Sagicor Parties

&

PLAYA HOTELS & RESORTS, N.V.

and

ITS PERMITTED ASSIGNEES,

as Playa

Dated as of February 26, 2018

i

THIS SHARE EXCHANGE IMPLEMENTATION AGREEMENT (this “Agreement”) is entered into as of February 26, 2018 (the “Effective Date”), by and among:

(A)	JCSD TRUSTEE SERVICES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 40 Harbour Street in the City and Parish of Kingston (“JCSD”), and X FUND PROPERTIES LIMITED, a company incorporated under the laws of Jamaica and having its registered office 28-48 Barbados Avenue, Kingston 5 in the Parish of Saint Andrew, Jamaica (“X Fund Properties”), and SAGICOR POOLED INVESTMENT FUNDS LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 28-48 Barbados Avenue, Kingston 5 in the Parish of Saint Andrew, Jamaica (“SPIFL”), and SAGICOR REAL ESTATE X FUND LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 20 Micoud Street, Castries, Saint Lucia (“X Fund Limited”) (JCSD, X Fund Properties, SPIFL and X Fund Limited are herein collectively called the “Sagicor Parties”); and

(B)	PLAYA HOTELS & RESORTS N.V. (“Playa”) and its nominee or permitted assignees are hereinafter referred to as the “Playa”).

RECITALS:

WHEREAS Sagicor Newco Limited (“Sagicor Newco”) is a company incorporated under the laws of Jamaica brief details of which are set out in Part 1 of Schedule 3 hereto.

WHEREAS Sagicor Newco either now owns or will own on or prior to Closing the Sagicor Assets (as defined below) free from all Encumbrances (except the Permitted Encumbrances).

WHEREAS the Sagicor Parties are the sole legal and beneficial owners of the following shares in the capital of Sagicor Newco; such shares being all the issued shares in the capital of Sagicor Newco; namely:

JCSD	=	** ordinary shares;

X Fund Properties	=	** ordinary shares

Total	=	**ordinary shares

WHEREAS Playa Newco Limited (“Playa Newco”) is a company which will incorporated under the laws of Jamaica following execution of this Agreement.

WHEREAS Playa Newco owns or will at the Outside Completion Date (as hereinafter defined in Section 2.02(c)) own the Playa Assets (as defined below) free from all Encumbrances.

AND WHEREAS, the Sagicor Parties wish to exchange with Playa all their Sagicor Newco Shares (as hereinafter defined in Schedule 1.01) for Playa Newco Shares (as hereinafter defined in Schedule 1.01) pursuant to a scheme of arrangement or reorganization with the intent that Sagicor Newco shall become a wholly-owned subsidiary of Playa and Playa Newco shall become wholly-owned by the Sagicor Parties; in each case free from all Encumbrances at Closing and with all rights attaching respectively to the Sagicor Newco Shares and the Playa Newco Shares (including dividends and distribution declared, made or paid on or after Closing.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sagicor Parties and Playa hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto on Schedule 1.01.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns;

(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as amended, supplemented or otherwise modified from time to time, including by succession of comparable successor Laws;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) X Fund Properties shall for the purposes of this Agreement, whether itself or through it attorneys, PMH, as the case may be, exercise all or any of the powers of the Sagicor Parties under this Agreement. This shall be deemed to include, without limitation, wherever provision is made for the giving or issue of any notice, instruction or other communication, receipt or payment of funds, delivery of any document or instrument, to or by the Sagicor Parties, unless otherwise specified, such communication, payment or document shall be given to or by X Fund Properties. Playa shall not be bound or concerned to see or enquire whether any of the Sagicor Parties or any person on whose behalf they may hold Property have received, or as the case may be, authorized the issuance of, such communication, payment or document. Sagicor Parties, on a joint and several basis shall indemnify and keep Playa fully indemnified against any claims by any other Sagicor Party or beneficial holder of Property in respect of any communication, payment or document so received or given by X Fund Properties or any other act or omission of X Fund Properties pursuant to this Agreement.

ARTICLE II

EXCHANGE OF SHARES

SECTION 2.01 Exchange of Shares or Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sagicor Parties shall, by a scheme of arrangement or re-organization cause the Sagicor Newco Shares to be vested in Playa and, subject thereto and in exchange therefore, the Playa Newco Shares shall be vested in the Sagicor Parties or their nominees (which such scheme of arrangement or re-organization may be consummated by way of a cancellation of the initially issued Sagicor Newco Shares and Playa Newco Shares, and subsequent issuance of new Sagicor Newco Shares and Playa Newco Shares to Playa and the Sagicor Parties, respectively), or to the extent Playa has delivered the Asset Vesting Notice to the Sagicor Parties pursuant to Section 2.02(c), Sagicor Newco shall convey the Assets to Playa (for purposes of this Agreement, the term “Property” shall mean and refer to either the Sagicor Newco Shares or to the extent that Playa has delivered the Asset Vesting Notice, the Assets).

SECTION 2.02 Conditions Precedent to Closing by Playa: The scheme of arrangement or exchange of shares contemplated by Section 2.01 shall not become effective and Closing shall not occur (subject to Playa’s right to proceed to Closing under Section 2.02(c)) unless all conditions in Section 7.01 and each of the following Conditions is duly satisfied or waived by Playa; namely:

(a) the Sagicor Parties shall provide proof satisfactory to Playa that the Sagicor Assets are indefeasibly vested in Sagicor Newco free and clear of all Encumbrances except Permitted Encumbrances. It is intended by the Sagicor Parties and Playa that Sagicor Newco shall have the absolute beneficial and legal ownership of and control over all of rights, title and interests of the Sagicor Parties in and to the Business, including, all rights, title and interests in and to all of the tangible and intangible assets, properties and rights that are owned, leased or used in the Business as conducted and existing on the Effective Date, subject only to (i) depletion of the operating supplies, inventory and equipment and the replacement thereof in accordance with Section 5.01(d) hereof, and (ii) casualty, and excluding the Excluded Assets (collectively, the “Assets”). For the avoidance of doubt, the following is a non-exhaustive categorical listing of the Assets owned by the Sagicor Parties on the Effective Date which shall be transferred and vested in Sagicor Newco (or alternatively, transferred and vested in Playa or its nominee if Playa delivers an Asset Vesting Notice) on or prior to Closing free and clear of all Encumbrances, other than Permitted Encumbrances:

(1) Land. A fee simple absolute estate in all those parcels of land described on Schedule 2.02(a)(1) hereof; together with all rights, benefits, privileges, easements, tenements, hereditaments, and other appurtenances benefiting such parcels and/or the Improvements (as defined below) situated thereon, including, without limitation, all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of such parcels subject to covenants and restrictions if (if any) endorsed on the relevant certificate of titles or disclosed in writing to Playa on Schedule 2.02(a)(1) (collectively, the “Land”);

(2) Improvements. All buildings, structures, fixtures and other improvements situated upon the Land in their existing state of repair and condition including any construction work in progress (collectively, the “Improvements”, which together with the Land are hereinafter referred to collectively as the “Real Property”);

(3) FF&E. All furniture, equipment, machinery, vehicles, golf carts, televisions and other video equipment, telephone and other communications equipment, audio equipment, office equipment, power plant equipment, kitchen equipment, signs, artwork, china, glassware, silverware, linens, towels, uniforms and all other tangible personal property of every kind and nature, if any, either owned by the Sagicor Parties or any of their Affiliates, or otherwise used in connection with the operation of the Business or ordered for future use in the Business as of the Closing (collectively, the “Tangible Personal Property”);

(4) OS&E. All inventories related to the Business, whether opened or unopened, including without limitation all inventory in storage refrigerators, pantries and kitchens, all food and beverage (whether alcoholic or non-alcoholic), including inventory held for sale in any gift shop, spa, newsstand or elsewhere, fuel, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationary, printed materials and any other similar operating equipment, supplies and inventories (including, without limitation, to the extent any of the same have been purchased by or on behalf of Sagicor Parties to be used or sold, but have not yet been delivered to the Sagicor Parties), and replacements in the case of supplies, materials and inventories consumed or sold between the Effective Date and the Closing Date, (collectively, “Inventories”);

(5) Intellectual Property. All trademarks, tradenames, service marks, trade dress, design rights, software, patents, inventions, trade secrets, rights of publicity, moral rights, copyrights, email addresses, phone numbers, websites, social media accounts, hashtags, handles and domain names used in connection with the operation of the Business, including all of the rights, title and interests of the Sagicor Parties to the Jewel brand name, all applications and rights as described on Schedule 2.02(a)(5)(ii), if any, to apply for the protection of any of the foregoing, and all goodwill associated therewith and the Business, and all other intellectual property rights of the Sagicor Parties whether owned or licensed to the extent used in the ownership or operation of the Business, except those which the Sagicor Parties or any Sagicor Affiliate cannot transfer as described on Schedule 2.02(a)(5)(i) (collectively, the “Intellectual Property”).

(6) Permits and Plans. All (i) licenses, permits, approvals, development rights, certificates, variances, consents, authorizations and similar documents necessary or desirable for the current or contemplated use, occupancy and operation of the Business to the extent assignable or transferable, including, the permits, if any, for the contemplated development on the undeveloped Palmyra site and the power plant (collectively, the “Permits”), and (ii) plans, specifications, drawings, surveys, engineering and other design products, soil tests (including borings) and reports, project budgets and schedules, and other technical descriptions and documents relating to the Real Property, if any, to the extent assignable or transferable, including, the plans for the contemplated development on the undeveloped Palmyra site (the “Plans”), subject to any copyright or other rights vested in any architect, engineer or other professional or independent contractor as described on Schedule 2.02(a)(6).

(7) Contracts. To the extent Playa has elected to assume such Contracts prior to Closing as provided in Section 5.01(d) hereof, the benefits of all such assumed Contracts affecting the Real Property or used in connection with the Business including, without limitation, those Contracts listed on Section 3.16 of the Disclosure Schedule and all warranties, guaranties and indemnities by and claims against third parties relating thereto, if any; provided that if the assignment to Sagicor Newco of any such Contract would be a breach of such Contract the Sagicor Parties shall use their best endeavors to secure a novation of such Contracts and pending such novation shall hold the benefit of such Contracts in trust for Sagicor Newco, subject to Playa performing and discharging the obligations under such Contracts as if they were novated to Playa.

(8) Equipment Leases. All financing arrangements, leases, title retention agreements and purchase money security agreements for all equipment, machinery, vehicles, furniture or other Tangible Personal Property located at the Real Property or used in the operation of the Business (the “Equipment Leases”) that are listed on Schedule 2.02(a)(8) attached hereto and are assumed by Playa pursuant to Section 5.11 hereof, together with all deposits made by or on behalf of Sagicor Parties thereunder;

(9) Warranties and Manuals. All warranties, guarantees, indemnities and all equipment maintenance records, reports, parts, operating manuals, security codes and other intangible materials of any kind owned by the Sagicor Parties and relating to the ownership and/or operation of the Tangible Personal Property;

(10) Books and Records. All books, records, files, guest registers, rental and reservation records, employment records, maintenance records, and any customer guest list maintained in connection with the Business maintained by or on behalf of Sagicor Parties (including any e-mail lists or other electronic data) used in connection with the ownership use, operation, or maintenance of the Business

(collectively, the “Books and Records”); provided, however, (i) the definition of “Books and Records” shall not include any books, records, files, guest registers, rental or reservation records, employment records, maintenance records, or customer guest lists that the Sagicor Parties are required by law or contract to keep confidential (as determined by Sagicor Parties, in their reasonable discretion) or that constitute attorney-client communications and (ii) Sagicor Parties shall have the right to retain a copy of all Books and Records transferred hereunder;

(11) Bookings and Deposits. All bookings, advance reservations and commitments (“Bookings”) for the use of any guest rooms, meeting rooms, banquet facilities, convention facilities or other facilities in the Real Property scheduled to occur on or after the Closing, as the same may be amended, canceled and renewed in the ordinary course of business, and as the same may be entered into prior to the Closing Date in the ordinary course of business (the “Reservations”) and all advance deposits made in respect thereof (the “Reservation Deposits”);

(12) Insurance Claims. All rights to settlement, adjustment and to the proceeds relating to any claims under any insurance policies relating to the Business, to the extent Playa is entitled thereto pursuant to Article X hereof (but excluding loss of profits insurance proceeds in respect of any period prior to the Closing).

(13) Miscellaneous Assets. Any other tangible or intangible assets or property used by or on behalf of the Sagicor Parties (and not otherwise described in this section) in connection with the Business wherever located and whether or not owned or leased or otherwise held or used.

(b) Excluded Assets. Notwithstanding the foregoing or anything to the contrary contained herein, the following are expressly excluded from the definition of Assets under this Agreement: (i) all tangible and intangible personal property owned or leased by tenants, concessionaires, or licensees at the Real Property, guests at the Real Property, or employees of Aimbridge Hospitality (“Manager”) or its Affiliates, and vehicles owned by Jamaica Tours, all of which items and vehicles are listed on Schedule 2.02(b)(i), (ii) the insurance policies relating to the Business, other than the rights of Playa provided in clause (12) above, (iii) any management services, franchise, licensing, branding or any other contracts between the Sagicor Parties and the Manager or any Affiliate of Manager or Hilton (as hereinafter defined in Section 5.13) or any Affiliate of Hilton, in each case to the extent related to the ownership, operation or management of the Business, all of which shall be terminated by the Sagicor Parties on or prior to the Closing, (iv) any refunds of real estate taxes attributable to the period prior to the Cut-Off Time (as hereinafter defined) as determined in accordance with Section 2.03 hereof, (v) refunds, rebates, or other claims, or any interest thereon, for periods or events occurring prior to the Cut-off Time, (vi) any property owned by Manager or any of its Affiliates as more particularly described on Schedule 2.02(b)(vi), (vii) any property bearing the trademarks, tradenames, service marks, copyrights or domain names of Manager, Hilton or any of their respective Affiliates, (viii) deposits with utility companies, vendors, or other third parties to the extent the applicable Contract is not being assumed by Playa hereunder, and if the Contract is being assumed then the deposit shall be included in the term Assets but the Sagicor Parties will receive a credit therefor in the amount of such deposit that is confirmed by the utility company, vendor or other third party to be available to Playa after Closing in writing, (ix) any return premium, refund or rebate on insurance premiums in respect of insurances effected upon or in relation to the Property or the Business relating to any period after Closing, (x) loan receivables due from employees or contractors, and (xi) monies on deposit in any hotel operating accounts, reserve accounts, or other accounts of the Sagicor Parties or Manager (except to the extent of monies subject to proration in accordance with Section 2.04).

(c) Playa acknowledges that the Assets are owned and registered in the names of the Sagicor Parties or their related entities on the Effective Date. However, Playa and the Sagicor Parties have agreed that the Sagicor Parties shall take any and all action necessary to convey or otherwise transfer good title and legal and beneficial ownership of the Assets and the Business (including any warranties related thereto) to Sagicor Newco in a manner acceptable to Playa in its sole discretion, free and clear of all Encumbrances other than Permitted Encumbrances, including, without limitation, obtaining, renewing or applying for all Necessary Approvals and executing and delivering any requisite Transaction Documents or obtaining the required Court Orders, all of which shall be conducted without any material interruption to the Business operations, and contemporaneously (or as contemporaneously as is reasonably possible) with the transfer of the Assets to Sagicor Newco, the Sagicor Parties shall complete the share exchange provided for in Section 2.01 pursuant to a court ordered scheme of arrangement or re-organization in the manner acceptable to Playa in its sole discretion on or before the day which is ninety (90) days after the Effective Date (“Outside Completion Date”). No consideration, remuneration, fees, duty or tax of any nature shall be due or owing by Playa to the Sagicor Parties for vesting or otherwise transferring such Assets and the Business to Sagicor Newco. In the event that the Sagicor Parties have not vested or otherwise transferred the Assets and the Business to Sagicor Newco and the order for share exchange provided for in Section 2.01 is not obtained in any scheme of arrangement or re-organization related thereto on or before the Outside Completion Date in accordance with the terms and conditions of Section 2.02(c) in a manner acceptable to Playa in its sole discretion for whatever reason, Playa shall have the option, without any additional payment (the parties acknowledging that the consideration for such option is part of the consideration provided herein) to require the Sagicor Parties upon delivery of a written notice to the Sagicor Parties (the “Asset Vesting Notice”) to stop and abandon or discontinue or wholly withdraw all court proceedings and other transactions pursuant to which the Sagicor Parties intended to vest or otherwise transfer the Assets and the Business to Sagicor Newco and the Sagicor Newco Shares to Playa and to transfer the assets to Playa, or its nominee, and all such Transaction Documents shall include a provision allowing the relevant Sagicor Parties to modify the scheme or elect to discontinue, abandon, discharge, withdraw or dismiss of the process at any time. Within twenty one (21) days or such greater period as the Sagicor Parties and Playa may agree in writing of delivery of the Asset Vesting Notice, the Sagicor Parties and Sagicor Newco (as applicable) shall convey all of the Assets to Playa, or any designee as elected by Playa, in accordance with the provisions of Section 2.01 instead of the applicable Sagicor Newco Shares and the term “Property” shall mean and refer to the Assets instead of the applicable Sagicor Newco Shares and references relating to Sagicor Newco as the owner of the Assets following the consummation of the Closing shall, where the context so permits, mean and refer to Playa.

(d) Other Transition Activities. From and after the Effective Date and until the Closing, and for so long as Playa is not in default beyond any applicable grace or cure period under this Agreement, the Sagicor Parties shall (and shall cause Manager to) reasonably cooperate with Playa to coordinate a smooth transition of the ownership and management of the Business to Playa as of the Closing through Sagicor Newco, which shall include, but not be limited to, the Sagicor Parties’ and/or Manager’s, as applicable, cooperation in connection with facilitating Playa obtaining new insurance policies needed in connection with the Assets and Business, and in connection therewith, if requested by Playa, Sagicor Parties shall keep in place any existing insurance policies until such time as Playa has obtained new insurance policies and Playa shall reimburse Sagicor Parties for the prorata cost of such insurance maintained following the Closing for Playa’s benefit. In the event that any insurance policy is up for renewal during the term of this Agreement, Sagicor Parties shall provide to Playa an opportunity to review and approve the renewal terms. In connection with the same, upon reasonable advance notice from Playa in electronic format, the Sagicor Parties shall (and shall cause Manager to) provide Playa with such reasonable access to the Business as is reasonably necessary to allow Playa to establish and conduct customary transitional activities in preparation of Playa or its designee taking over management operations of the Business after the Closing; provided, however, that Playa agrees to conduct such activities in a manner so as to not adversely interfere with or disrupt the day-to-day operations of the Business or the experience of their respective guests.

(e) This Agreement is a simple agreement and shall be stamped on that basis. If Playa shall, at any time after the Outside Completion Date, pay the Option Consideration and serve an Asset Vesting Notice upon the Sagicor Parties, then and in such event:

(1) as of the date of the Asset Vesting Notice, the obligation of the Sagicor Parties to transfer and convey the assets to Playa or its nominee shall arise but not before;

(2) the Asset Vesting Notice shall be incorporated in the Agreement and shall be read as part thereof;

(f) This Agreement and the Asset Vesting Notice shall be presented to the Taxpayer Audit & Assessment Department (Stamp Duty and Transfer Tax Division) for assessment and payment of stamp duty and transfer tax along with the relevant duly executed Transfer Documents in accordance with Schedule 2.05(c); and the parties hall contribute to and pay the relevant stamp duty and transfer tax as agreed herein.

SECTION 2.03 Conditions Precedent to Closing by Sagicor Parties: Subject to Playa’s right to proceed with the transfer of the Assets pursuant to Section 2.02(c) by providing an Asset Vesting Notice without having to satisfy the conditions in this Section 2.03, the scheme of arrangement or reorganization contemplated by Section 2.01 shall not become effective and Closing shall not occur unless all conditions in Section 7.02 and each of the following Conditions is duly satisfied or waived by the Sagicor Parties namely:

(a) Playa shall provide proof satisfactory to the Sagicor Parties that the following assets have been and are indefeasibly vested in Playa Newco free and clear of all Encumbrances; namely;

(1) cash in the amount required to pay amounts in Section 2.05(a)(1), but not exceeding one hundred million United States dollars (US$100,000,000.00) (the “Cash Element”) which shall be utilized at Closing as provided in Section 2.05(a)(1); and

(2) the Playa Securities in the amount set forth in Section 2.05(c) (as hereinafter defined on Schedule 1.01).

(b) Playa Newco shall have no liabilities.

SECTION 2.04 Exchange Consideration; Closing Procedures. Upon the terms and subject to the conditions, allocations, prorations and adjustments set forth in this Agreement, as full consideration for the transfer of the Property to Playa, Playa shall exchange in the manner stated herein and vest in the Sagicor Parties or apply as provided herein at the Closing the Cash Element and the Stock Consideration (the “Exchange Consideration”) inclusive of general consumption tax, if any, payable upon the whole or any part thereof, by vesting in Playa Newco the assets stated in Section 2.03(a) above and causing all the shares in Playa Newco to be vested in the Sagicor Parties or their nominees as provided in Section 2.05(b), provided that, if an Asset Vesting Notice is delivered by Playa pursuant to Section 2.02(c), the Exchange Consideration and the Property shall be exchanged as provided in Section 2.05(c). The Closing, the application of the Cash Element as provided herein and the delivery of all requisite Transaction Documents shall be conducted by a closing agent selected by Playa and reasonably acceptable to the Sagicor Parties (the “Closing Agent”) or through other means as otherwise may be agreed to by the parties in writing. No party will need to be present at Closing, it being anticipated that the parties will deliver all Transaction Documents and deliverables and the Exchange Consideration in escrow to the Closing Agent or through other means as otherwise may be agreed to by the parties in writing prior to the date of Closing pursuant to escrow instructions delivered by Playa, and agreed to by the Sagicor Parties, that will provide, among other things, that the Transaction Documents and Exchange Consideration will be released only upon Closing Agent being unconditionally and irrevocably authorized by Playa to disburse the Exchange Consideration to the Sagicor Parties.

SECTION 2.05 Application of Exchange Consideration; Transfer of Property.

(a) At the Closing, the Exchange Consideration shall be calculated and applied in the following manner:

(1) The Sagicor Parties hereby authorize Playa at Closing irrespective of whether an Asset Vesting Notice was issued or if the parties are proceeding to Closing with a share exchange to apply the Cash Element in Playa Newco to (i) repay and discharge the outstanding principal and regularly scheduled and unpaid interest for the month in which the Closing occurs due under any Existing Mortgages, but specifically excluding any default interest, late charges, prepayment penalties, breakage costs, make whole payments, exit fees or any other fees due with regard to the satisfaction of the indebtedness of the Sagicor Parties under the Existing Mortgages, and (ii) all actual out of pocket closing costs of the Sagicor Parties related to the Closing, as adjusted pursuant to Section 2.06 hereof. The aforesaid sums, shall be paid at Closing in cash by wire transfer of immediately available funds to the Closing Agent and disbursed at Closing in accordance with the Preliminary Closing Statement, provided that, the Cash Element to be paid by Playa shall not exceed the aforesaid sum of one hundred million United States Dollars (US$100,000,000.00) and if such sum shall be insufficient to pay and discharge the Existing Mortgages or to otherwise consummate the Closing, the Sagicor Parties shall forthwith at Closing advance such additional cash and Playa shall have no obligation to reimburse the Sagicor Parties for sums so advanced; and

(2) If the parties are proceeding with a share exchange as contemplated under Section 2.01, Playa Newco shall be issued Playa Securities which upon conversion or exercise shall entitle the holder thereof to Playa Shares in an amount equal to Three Hundred and Twenty Five Million United States Dollars (US$325,000,000.00), subject to the allocations, prorations and adjustments set forth in this Agreement, less the Cash Element, at a stipulated fixed valuation per Playa Share of Eleven and 25/100 Dollars ($11.25) (“Stock Consideration”), but in no event shall the Stock Consideration be reduced below Two Hundred Twenty-five Million Dollars ($225,000,000) by virtue of the amount of the Cash Element. If the Closing is being conducted pursuant to Section 2.05(c) following the issuance of an Asset Vesting Notice by Playa, the Stock Consideration may be satisfied either through the issuance of the Playa Securities to the Sagicor Parties or by the issuance of Playa Shares.

(b) If Playa does not issue the Asset Vesting Notice and the Closing is being consummated by share exchanges as contemplated by Section 2.01 hereof, simultaneously with the application of the Cash Element, the parties shall make effective the share exchanges as provided in Section 2.01 by registering the requisite court orders from the scheme of arrangement or reorganization and exchange (either directly or through the Closing Agent) all of the applicable deliverables provided for in Sections 2.08 and 2.09.

(c) If Playa issues an Asset Vesting Notice in accordance with Section 2.02(c) hereof, the Assets shall be conveyed to Playa or its nominee as provided in Schedule 2.05(c) simultaneously with the application of the Cash Element. Within five (5) days of the date hereof, the Sagicor Parties shall procure that the Transfer Documents to which it is a party are duly executed by the Sagicor Parties and that that Memoranda of Satisfaction, duly executed by the secured creditors under the Existing Mortgages, are delivered to the Closing Agent in triplicate for the Closing Agent to retain in escrow until an Asset Vesting Notice is issued in accordance with Section 2.02(c) and thereafter to proceed in accordance with Schedule 2.05(c), or if no Asset Vesting Notice is issued prior to Closing, for same to be destroyed by the Closing Agent.

SECTION 2.06 Closing Adjustments; Closing Costs.

(a) The Exchange Consideration shall be adjusted at Closing by apportioning all of the income and expenses related to the Business and the Property between the Sagicor Parties and Playa with all income and expenses for the period up to 11:59 pm on and including the day prior to the Closing Date to be for the account of the Sagicor Parties, and all income and expenses for the period from 12:00 am on the Closing Date (the “Cut-Off Time”) to be for the account of Playa, except as otherwise expressly provided herein.

(b) The following specific apportionments shall be made between the parties as of the Cut-Off Time:

(1) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed; provided that if a tax bill for the current period has not yet been issued, the apportionment shall be based on the amounts that Sagicor Parties paid in the immediately preceding period, with a re-proration subsequent to Closing within thirty (30) days after a final tax bill has been received by Playa. Any property tax in respect of periods prior to the Closing Date will be the responsibility of the Sagicor Parties. Taxes for any taxable period that includes (but does not end on the Cut-Off Time) shall be allocated to the period prior to the Closing Date based on the amount of such taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of such period ending on the Cut-Off Time and the denominator of which is the total number of days in such period. In the event that the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Sagicor Parties shall, at the Closing, be responsible for any such assessment (or any installments thereof) due prior to the Cut-Off Time and Playa shall be responsible for any such assessment (or any installments thereof) due on or after the Cut-Off Time, and with respect to any assessment or installment that is related to the period that includes (but does not end on the Cut-Off Time), such assessment or installment shall be allocated between the Sagicor Parties and Playa in the same manner as the Property Taxes.

(2) Water and sewer service charges and charges for gas, electricity, telephone, internet, cable service and all other public utilities or third party services shall be apportioned between the Sagicor Parties and Playa based on the time at which the corresponding services are consumed. If there are meters measuring the consumption of water, gas or electric current to be apportioned hereunder, then the Sagicor Parties shall endeavor to cause such meters to be read as of the Cut-Off Time, and the Sagicor Parties shall pay all utility charges relating to the period before such meter reading upon receipt of statements therefor. Playa shall be responsible for all utilities charges from and after the Cut-Off Time. To the extent any such meters are not read as of the Cut-Off Time, the corresponding charges shall be prorated effective as of the Cut-Off Time by utilizing an estimate of such charges reasonably approved by both Playa and the Sagicor Parties based on prior bills with respect thereto. Any deposits or credits made or issued with respect to the foregoing services relating to the period prior to the Cut-Off Time shall be credited to the Sagicor Parties to the extent that Playa will be entitled to the benefits of such deposits or credits by the applicable service provider. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the Cut-Off Time occurs, and the Sagicor Parties, or Playa, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

(3) All fixed and additional rentals under the leases, including, without limitation, any percentage rent, additional rent or escalation charges or reimbursements for real property taxes, operating expenses, electricity, and other utilities or other charges (including sales tax, GART and GCT) shall be adjusted and prorated as of the Cut-Off Time. The Sagicor Parties shall deliver or provide a credit in an amount equal to all prepaid rents for periods after the Cut-Off Time and all unapplied tenant deposits (other than letters of credit and guarantees, all originals of which to be delivered to Playa at Closing). Rents (including operating expense, tax and insurance charges payable by tenants) which are delinquent as of the Cut-Off Time and apply solely to periods prior to the Cut-Off Time shall not be prorated on the Closing Date and all rights thereto shall be assigned to Playa, who shall attempt to collect such delinquent rents on behalf of the Sagicor Parties in such manner as Playa deems fit, provided that, Playa may in its business judgment settle any disputes with tenants and waive or forgive any such delinquent rents without being liable to the Sagicor Parties therefor. To the extent Sagicor Newco or Playa receives payments on or after the Closing Date from a tenant that was delinquent at the Closing, such payments shall be applied as follows: (1) first, to any amounts applicable to periods after the Cut-Off Time; (2) second, to any amounts applicable to periods before the Cut-Off Time. Playa shall remit to the Sagicor Parties any such rent it is owed within five (5) Business Days after Playa’s receipt of the same.

(4) The Sagicor Parties shall be credited for sums prepaid by the Sagicor Parties under the Contracts and under the Equipment Leases which Playa has elected to assume pursuant to the terms hereof, and Playa shall be credited for any amounts which as of the Cut-Off Time are due or accrued and relate to the period prior to the Cut-Off Time thereunder.

(5) The Sagicor Parties shall retain the rights to all outstanding account receivables and amounts owed under guest ledgers attributable to the period prior to the Cut-Off Time (the “Seller’s Account Receivable”) and shall not receive any credit therefor at Closing. Following the Closing and for a period of twelve (12) months, Playa shall forward to the Sagicor Parties any amounts actually received by Playa on account of Seller’s Accounts Receivable, subject to the terms of this Section, provided that, all amounts received by Playa shall be applied first to the payment in full of any account receivables due on accounts accruing subsequent to the Cut-Off Time and then to Seller’s Accounts Receivable, provided further that with respect to any tour operator Receivables which are paid to Playa following the Closing and where such tour operator is not in default, Playa will pay to Sagicor Parties any Receivables actually received which are applicable to a period prior to the Cut-Off Time in the order as such Receivables are received and provided further that the Sagicor Parties may by written notice to Playa elect to collect Receivables due to the Sagicor Parties directly from tour operators or other debtors. Other than the foregoing, Playa shall have no obligation with respect to any Seller’s Accounts Receivable, and Playa shall not be required to take any legal proceeding or action to effect collection of any Seller’s Accounts Receivable on behalf of the Sagicor Parties.

(6) At Closing, the Sagicor Parties shall remove and retain or cause to be removed and retained all the cash on hand at the Real Property as of the Cut-Off Time, and such cash on hand shall not become the property of Playa as of the Closing. The Sagicor Parties shall retain all amounts in any operating accounts in any bank, and there shall be no credit adjustment whatsoever with respect to such amounts.

(7) Unless transferred to Playa, Playa shall receive a credit for advance deposits, if any, under the Reservations to the extent any Reservations relate to a period after the Cut-Off Time and Playa is obligated to honor same. The Sagicor Parties shall receive a credit for all tour and travel agent commissions earned prior to Closing by the Sagicor Parties to the extent they relate to any Reservations relating to a period after the Closing.

(8) All food and beverage services shall be reconciled on the day immediately preceding the Closing in accordance with the standard operations of the Sagicor Parties and the food and beverage provider, if any. Thereafter amounts owed and received with respect to the restaurants and bars will be allocated to the Sagicor Parties or Playa based on the Cut-Off Time and reconciled as part of the Final Closing Statement.

(9) Playa shall receive a credit at Closing for the reasonable, documented cost to be incurred by Playa for replacing the items used in the Business bearing the “Curio” name and/or logo and used in the operation of the Business as of the Closing Date (collectively, the “Curio Name Property”) with comparable items without such name and logo; provided, however, that (a) Playa’s total credit for such costs shall in no event exceed an amount equal to the lesser of (1) the actual cost of acquisition of the Curio Name Property being replaced; or (2) Three Hundred Fifty Thousand and NO/100 Dollars (US$350,000.00) and (b) merchandise offered for sale as of the Closing Date and bearing the “Curio” name or logo (the “Curio Merchandise”) shall not be deemed to constitute part of the Curio Name Property. The Sagicor Parties shall, at its sole cost and expense, cause all of the Curio Name Property and all such Curio Merchandise to be removed from the Real Property on or before the Closing Date, if practical, or if not practical within seven (7) days following the Closing Date; provided, however, that Playa shall receive reasonable prior written notice of such removal and such removal shall (x) be undertaken during reasonable business hours, (y) not interfere with Playa’s operations of the Business and (z) be undertaken in a manner that does not damage the Assets. The Sagicor Parties shall have the right to store during such period, at their sole cost, expense and risk, any Curio Name Property and Curio Merchandise remaining at the Real Property after the Closing Date; provided, however, that Playa shall have the right to reasonably direct where at the Real Property to store such remaining Curio Name Property or Curio Merchandise, and Playa shall have no liability to the Sagicor Parties, the Manager or Hilton for any loss, damage or destruction of or to any such remaining Curio Name Property or Curio Merchandise.

(10) Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to the Sagicor Parties or the Assets or the Business for the periods prior to the Cut-Off Time shall be retained and paid by the Sagicor Parties, and neither Playa nor Sagicor Newco shall be or become liable therefor, except to the extent Playa receives a credit therefor at Closing or Playa otherwise expressly assumes any such liability, account payable or obligation in writing pursuant to this Agreement. Any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Playa or the Assets for the periods from and after the Cut-Off Time shall be retained and paid by Playa, and the Sagicor Parties shall not be or become liable therefor.

(11) All other income, expense, charges and fees shall be apportioned between the Sagicor Parties and Playa as of the Cut-Off Time and in the manner customary for apportionment of similar items for similar transactions.

(c) Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with the International Financial Reporting Standards (“IFRS”). The Sagicor Parties shall prepare and provide to Playa, at least three (3) business days before the Closing Date, a proposed closing statement reflecting the Cash Element and the prorations and apportionments to be made pursuant to this Agreement. The Sagicor Parties and Playa shall thereafter exercise commercially reasonable efforts to agree to such revisions thereto, if any, as may be necessary to prepare an accurate preliminary closing statement for the Closing (such agreed to preliminary closing statement is hereinafter referred to as the “Preliminary Closing Statement”). The Preliminary Closing Statement shall be subject to further adjustment as provided in Section 2.06(d) below following the Closing.

(d) For purposes of this Section 2.06, all items described in this Section 2.06 and reflected on a Preliminary Closing Statement are deemed the estimates of the prorations, credits and other adjustments subject to adjustment hereunder. No later than ninety (90) days after the Closing Date, Playa shall prepare and deliver to the Sagicor Parties a proposed final closing statement (a “Final Statement”) for the Closing, which shall correct the estimates and (if necessary) other amounts used in the Preliminary Closing Statement, as adjusted in accordance with facts discovered by either party after Closing. The Sagicor Parties shall have ten (10) business days to review such proposed Final Statement and to either approve the same or to request changes thereto by written notice to Playa. If the Sagicor Parties request changes to the proposed Final Statement, the parties shall work together in good faith to finalize the Final Statement within five (5) business days of such written notice. If the Sagicor Parties and Playa are unable to resolve their disagreements with respect to a proposed Final Statement within five (5) business days after Playa’s receipt of such written notice from the Sagicor Parties, then the dispute shall be submitted to an independent accounting firm mutually agreed upon by the Sagicor Parties and Playa, and such accounting firm (acting as expert and not as arbitrators) shall make a determination regarding the dispute within twenty (20) days after being engaged for such purpose. The accounting firm’s final determination shall be binding on both parties and shall constitute the agreed upon Final Statement hereunder with respect to the Closing. Costs related to the engagement of the accounting firm shall be borne equally by the Sagicor Parties and Playa. Within five (5) business days after a Final Statement has been agreed upon by the Sagicor Parties and Playa or determined by the accounting firm as provided herein, the Sagicor Parties or Playa (as the case may be) shall pay to the other the net amount, if any, owing and not then paid as shown by such agreed upon Final Statement.

(e) Guest Baggage and Safe Deposit Boxes.

(1) Property of Guests. All baggage, parcels of property of guests or tenants being retained by the Sagicor Parties as security for unpaid accounts receivable shall be removed from the Real Property prior to the Closing (“Retained Baggage”). All other baggage, parcels or property checked or left in the care of the Sagicor Parties or the Manager by current guests or tenants at Closing, or by those formerly staying at the Business, or others, shall be sealed and listed in an inventory prepared jointly by representatives of the Sagicor Parties and Playa on the date of the Closing and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to Playa at Closing, and Playa shall be responsible from and after the Closing for any liability arising in connection with any items listed in such inventory.

(2) Notice to Persons With Safe Deposit Boxes. On the Closing Date, the Sagicor Parties shall give written notices (“Seller Verification Notices”) to guests, tenants, and other persons who have safe deposit boxes at the Business or who have deposited items in the house safe at the Business (the “Depositors”), if any, advising them of the sale of the Business to Playa and requesting, within forty-eight (48) hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with Playa for such continued use. Copies of Seller Verification Notices shall be given to Playa. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both the Sagicor Parties and Playa. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Playa shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both the Sagicor Parties and Playa. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of the Sagicor Parties and Playa, the keys and/or combinations to the boxes shall be delivered to Playa, and the boxes shall then be relocked, sealed and left in the possession of Playa. The Sagicor Parties hereby agrees to indemnify and hold Playa harmless from and against any liability based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing.

(f) Closing Costs. The Sagicor Parties shall be responsible at Closing for:

(1) the payment of all expenses, stamp duty, transfer taxes, general consumption tax and any fines or penalties related thereto and all other sums incurred related to the transfer or vesting of the Assets to or in Sagicor Newco and for any stamp duty or transfer tax payable upon the transfer or issuance of the Sagicor Newco Shares to Playa or incurred related to the share exchanges contemplated pursuant to Section 2.01; provided that if any transfer tax is deemed to be the obligation of Playa and recoverable from Playa by the Sagicor Parties, the Exchange Consideration shall be deemed to be reduced by so much as is necessary to ensure that the net amount paid by Playa is no more than it would have paid had the obligation for transfer tax not been that of Playa; or

(2) provided that, if Playa delivers the Asset Vesting Notice, (i) one hundred percent (100%) of any transfer tax applicable to the conveyances and transfers of the Assets to Playa contemplated by this Agreement and any fines or penalties related thereto shall be paid by the Sagicor Parties; and (iii) fifty percent (50%) of stamp duties and registration fees applicable to the conveyances and transfers of the Assets to Playa contemplated by this Agreement shall be paid by the Sagicor Parties and the other fifty percent (50%) of stamp duties and registration fees shall be paid by Playa.

(3) Any GCT required to be paid shall be deemed to be included in the Exchange Consideration and shall be paid in respect of the vesting of the Business in Sagicor Newco shall be borne one hundred percent (100%) by the Sagicor Parties subject to clause (g) below. Except as otherwise provided herein and subject to Section 10.01, all other closing costs and expenses of the parties shall be split equally between the parties, provided, however, each party hereto shall be responsible for the payment of its respective attorneys’ fees.

(g) GCT Input Tax Credit. If GCT is payable by the Sagicor Parties pursuant to clause (f) above then the Sagicor Parties shall be entitled to the benefit of any GCT input tax credit attributable to such payment and to the extent that such GCT input tax credit is vested in Sagicor Newco and is claimable by Sagicor Newco after Closing then Playa and Sagicor Newco shall pay to the Sagicor Parties a sum equivalent to such the GCT input tax credits claimed by Sagicor Newco in its monthly GCT filings to the intent that over time the full benefit of such GCT input tax credit shall accrue to, and be recoverable by, the Sagicor Parties. In pursuance of the foregoing, Playa shall procure that until the GCT input tax credit is fully claimed, Sagicor Newco shall send a copy of its monthly GCT return to the Sagicor Parties and shall pay, on a monthly basis, a sum equivalent to the GCT input tax credit claimed in such GCT return and which relates to the output payment made by the Sagicor Parties. In connection with its monthly GCT computation, input tax credits shall be deemed to be claimed by Sagicor Newco in the chronological order in which they accrue.

SECTION 2.07 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the scheme of arrangement or reorganization contemplated by this Agreement shall take place at a closing conducted through a Closing Agent or as otherwise agreed to by the parties (the “Closing”) at 12:00 pm on a date agreed to by the parties which shall be no later than the tenth (10th) Business Day following the satisfaction or waiver of the conditions specified in Sections 2.02, 7.01 and 7.02, provided that the parties agree to use their good faith efforts to satisfy such conditions as soon as reasonably practicable but, in any event no later than the date which is ninety (90) days following the Effective Date (the “Target Date”), provided that, if the Sagicor Parties are not able to complete the Closing on or prior to the Target Date and Playa issues the Asset Vesting Notice in accordance with Section 2.02(c), the Closing shall be conducted in the manner set forth in Section 2.05(c) hereof no later than twenty one (21) days following the delivery of such notice, time being of the essence, and the failure of the Sagicor Parties to consummate the closing within such twenty one (21) day period shall be deemed a default without cure or grace.

(b) Notwithstanding anything contained herein to the contrary, the Closing may occur at such other time or place as may be mutually agreed to by the parties in writing.

SECTION 2.08 Closing Deliveries by the Sagicor Parties. At or prior to the Closing, the Sagicor Parties, as applicable, shall deliver or cause to be delivered to Playa:

(a) unless the Assets are being transferred to Playa by the Sagicor Parties in accordance with Section 2.02(c), an attested copy Order of the Supreme Court of Judicature of Jamaica sanctioning a scheme of arrangement pursuant to which the newly issued Sagicor Newco Shares shall be vested in Playa and the newly issued Playa Newco Shares shall be vested in the Sagicor Parties or their nominee or alternatively instruments of transfer in respect of the exchange of Sagicor Newco Shares for the Playa Newco Shares, in either case, duly stamped in accordance with the Transfer Tax Act and the Stamp Duty Act;

(b) all original Required Permits which are capable of being assigned or transferred to Playa Newco;

(c) all originally executed third party consents, estoppels and approvals listed on Section 2.08(c) of the Disclosure Schedule (the “Necessary Approvals”);

(d) all originally executed Transaction Documents conveying the Assets to Sagicor Newco or Playa Newco, as applicable, free and clear of any and all Encumbrances, except for the Permitted Encumbrances, including the Duplicate Certificates of Title for the Land duly endorsed with a transfer of the Land to Playa or Sagicor Newco, as applicable;

(e) notices to all parties under the Contracts and Equipment Leases assumed by Playa hereunder of the change in ownership and operation of the Business to Sagicor Newco or the transfer of the Assets to Playa Newco as applicable, as may be required by the terms of such Contracts and Equipment Leases, and the originals, or if originals are unavailable certified copies, of all the Contracts and the Equipment Leases assumed by Playa at the Closing that are in the possession or control of the Sagicor Parties (or Manager);

(f) the original Books and Records, and all other relevant records, of Sagicor Parties (to the extent relevant to the Business or the Assets) and Sagicor Newco and agreements, documents, papers, files and financial statements of Sagicor Parties (to the extent relevant to the Business or the Assets) and Sagicor Newco, including, without limitation, the GAAP Statements and any other financial information needed for any public filing or disclosure by Playa;

(g) evidence reasonably satisfactory to Playa that the Property is free and clear of Encumbrances other than Permitted Encumbrances, including, written evidence from the Office of Titles, the Companies Office of Jamaica, National Securities Interests in Personal Property Registry of Jamaica and the Island’s Record Office, if applicable, confirming that releases and discharges of any and all security interests, mortgages, deeds of trust, liens and/or other encumbrances against any of the Assets (including, without limitation, the Existing Mortgages, and excepting only the Permitted Exceptions and liens and encumbrances created by Playa) have been duly recorded or registered;

(h) all keys, fobs and/or codes to all locks at the Real Property;

(i) if applicable, a true, correct and complete copy of the resolutions duly and validly adopted by the Sagicor Parties and Sagicor Newco, and evidence of the Sagicor Parties and Sagicor Newco’s authorization of the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, together with certified copy of the Register of Members reflecting the entry of Playa as the registered owner of the Sagicor Newco Shares, certificates of incumbency in relation to each Sagicor Party and Sagicor Newco; certificate of good standing for Sagicor Newco, resignations of the directors and secretary of Sagicor Newco in form satisfactory to Playa with a written acknowledgement from each (executed as a deed in the Agreed Form) that he has no claim whatsoever against Sagicor Newco or any subsidiaries thereof, whether in respect of compensation for loss of office, damages, pensions, loans or otherwise;

(j) a closing certificate certifying that all representations and warranties made by the Sagicor Parties herein are true and correct as of the Closing Date;

(k) the Preliminary Closing Statement;

(l) a certificate signed on behalf of the Sagicor Parties (together with documentary evidence in form satisfactory to Playa evidencing the matters below) certifying that (a) notice of redundancy has been given to the Minister of Labour and Social Security and the employment of all employees of the Business has been terminated in accordance with the Employment (Termination and Redundancy Payments) Act as of the Cut-Off Time; (b) all redundancy payments to which such employees are entitled consequent upon such termination have been paid in full in accordance with the Employment (Termination and Redundancy Payments) Act and written statement indicating how such payment was calculated has been delivered to each employee; (c) all other sums to which such employees are entitled whether by virtue of any contract or statute has been paid in full in accordance with such contract or statute; and (d) each such employee has received such payments in full and final satisfaction of all sums to which they are entitled, and in connection therewith, the Sagicor Parties shall provide evidence of such payment reasonably satisfactory to Playa;

(m) a list of all outstanding, as of the Closing Date, Bookings;

(n) a Certificate of Payment of Taxes issued by the Tax Administration of Jamaica (TAJ) confirming that all property taxes on the Real Property have been paid to the Closing Date;

(o) a receipt from the National Water Commission or any other third party that is providing water service to any of the Real Property confirming that all water and sewerage rates due in respect of the Land have been paid to the Closing Date;

(p) Letters of Possession addressed to the National Water Commission, Jamaica Public Service Company Limited and the Collector of Taxes advising of the change in ownership of the Real Property;

(q) opinion of Patterson Mair Hamilton (“PMH”) in form reasonably satisfactory to Playa confirming inter alia the power and authority of the Sagicor Parties to sell and transfer the Property with good title and confirming that no consent or approval which has not been obtained is required in order for the Sagicor Parties to validly transfer all of the Property, and that the scheme of arrangement contemplated herein will not result in tax liability for any of the parties hereto.

(r) the items required to be delivered to satisfy all of the Closing conditions for the benefit of Playa;

(s) copies of all warranties, equipment operating manuals and service records in the possession or control of the Sagicor Parties;

(t) written notice executed by the Sagicor Parties notifying all interested parties, in a form to be reasonably approved by Playa and the Sagicor Parties, that the Business has been vested in Sagicor Newco or Playa, as applicable, and directing that all payments (for periods occurring subsequent to the Closing Date), inquiries and the like be forwarded to Playa at the address to be provided by Playa in such notice;

(u) originals if originals are available of the Permit together with any other licenses, variances, certificates, permits and other authorizations, consents and approvals relating to the construction, ownership, operation, occupancy, maintenance or use of the Business in Sagicor Parties’ (or Manager’s) possession or control;

(v) all Assets which are capable of passing by delivery;

(w) a duly executed Jewel Grande Management Agreement;

(x) the Certificate of Incorporation of Sagicor Newco, its Articles of Incorporation, its common seal, registers and minute book; and

(y) all other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by the Sagicor Parties.

SECTION 2.09 Closing Deliveries by Playa. At Closing, Playa shall deliver to the Sagicor Parties:

(a) the Certificate of Incorporation of Playa Newco, its Articles of Incorporation, its common seal, registers and minute book;

(b) except in the event an Asset Vesting Notice has been delivered in accordance with Section 2.02(c) hereof, evidence reasonably satisfactory to the Sagicor Parties that the Cash Element has been indefeasibly transferred to and vested in Playa Newco by wire transfer in immediately available funds less any sum applied in accordance with Section 2.05;

(c) evidence reasonably satisfactory to the Sagicor Parties that the amount of the Cash Element required to discharge the Existing Mortgages has been wire transferred to the Escrow Agent;

(d) evidence reasonably satisfactory to the Sagicor Parties of the issuance of the Playa Securities to Playa Newco, or, if an Asset Vesting Notice has been delivered in accordance with Section 2.02(c) hereof, evidence reasonably satisfactory to the Sagicor Parties that upon the Closing the Sagicor Parties shall be issued the requisite Playa Shares in the amount of the Stock Consideration;

(e) executed counterparts of each Transaction Documents (if relevant) to which Playa is a party;

(f) a closing certificate certifying that all representations and warranties made by Playa herein are true and correct as of the Closing Date;

(g) a nomination or other undertaking for the future election of two (2) individuals selected by the Sagicor Parties to the board of directors of Playa;

(h) any other items required to be delivered to satisfy the Closing conditions for the benefit of the Sagicor Parties;

(i) a legal opinion delivered in escrow from NautaDutilh to the Sagicor Parties in form reasonably satisfactory to the Sagicor Parties that upon Closing, and following conversion or exercise of the Playa Securities, the Playa Shares issued to the Sagicor Parties or their nominees: (1) will have been duly authorized and issued and are fully paid and non-assessable, and (2) shall be free from encumbrances other than the restriction referred to in Section 5.14(a) below; and

(j) all other documents reasonably required to effectuate the transaction contemplated by this Agreement or which are otherwise required or contemplated by this Agreement, executed and acknowledged, to the extent applicable, by Playa.

SECTION 2.10 Intentionally Deleted.

SECTION 2.11 Allocation of Consideration. The Sagicor Parties and Playa agree to allocate the Exchange Consideration among the Assets for all purposes in accordance with the allocation determined in accordance with this Section 2.11. Playa may propose such Exchange Consideration allocation to the Sagicor Parties following the date hereof (the “Proposed Allocation”). Upon receipt of Playa’s Proposed Allocation, the Sagicor Parties shall have five (5) business days from the date of receipt thereof to propose an alternative allocation by written notice to Playa, together with reasonable supporting documentation and explanation therefor. If no response is received from the Sagicor Parties within such five (5) business day period, the Proposed Allocation shall be deemed agreed to by the Sagicor Parties and Playa. If the Sagicor Parties propose changes to the Proposed Allocation, the parties shall work together in good faith to finalize the Exchange Consideration allocation within five (5) business days of such written notice. If the Sagicor Parties and Playa are unable to resolve their disagreements with respect to the Exchange Consideration allocation described herein within five (5) business days after Playa’s receipt of such written notice from the Sagicor Parties, then Playa may request that Jones Lang LaSalle (“JLL”) (acting as expert and not as arbitrators) resolve such dispute (the “JLL Determination”). The JLL Determination shall be binding on both parties and shall constitute the agreed upon Exchange Consideration allocation hereunder. Any costs related to the engagement of JLL shall be borne equally by the Sagicor Parties and Playa. Upon a determination of the Exchange Consideration allocation, in accordance with the procedures set forth in this Section 2.11, Playa may attached such allocation hereto as Schedule 2.11. After the Closing, the parties hereto shall make consistent use of such allocation determined in accordance herewith, fair market value and useful lives for all Tax purposes and in all filings, declarations and reports with any Governmental Authority in respect thereof. In any Proceeding related to the determination of any Tax, neither Playa nor any Sagicor Party shall contend or represent that such allocation is not a correct allocation. The terms of this Section 2.11 shall survive Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SAGICOR PARTIES

The Sagicor Parties hereby jointly and severally represent and warrant to Playa from the Effective Date until the Closing Date as follows:

SECTION 3.01 Organization, Authority and Qualification of the Sagicor Parties. Each Sagicor Party is a company duly organized, validly existing and in good standing under the laws of Jamaica and has all necessary corporate power and authority to conduct the Business and use the Assets and to enter into this Agreement and each of the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. Each Sagicor Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. The execution and delivery by each of the Sagicor Parties of this Agreement and the Transaction Documents to which it is a party, the performance by each of the Sagicor Parties of its obligations hereunder and thereunder and the consummation by each of the Sagicor Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the board of directors of each of the Sagicor Parties. True, correct and complete copies of the certificate of incorporation, the Articles of Incorporation, as amended, and/or other similar organizational documents of each of the Sagicor Parties have been delivered by the Sagicor Parties to Playa.

SECTION 3.02 Organization, Authority and Qualification of Sagicor Newco. Sagicor Newco is, or if not yet formed shall be upon formation, a private limited liability company duly organized, validly existing and in good standing under the laws of Jamaica and has or will have all necessary power and authority to own, operate, lease and otherwise carry on the Business and use the Assets in connection therewith. Sagicor Newco is, or if not yet formed shall be upon formation, duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of the Business or the Assets makes such licensing or qualification necessary or desirable. True, correct and complete copies of the certificate of incorporation, articles of incorporation or other similar organizational documents of Sagicor Newco have been delivered by the Sagicor Parties to Playa. At Closing, Sagicor Newco has an initial registered capital for the purposes of the Stamp Duty Act of not less than Fifty Billion Jamaican Dollars.

SECTION 3.03 Due Execution and Enforceability. This Agreement and the other Transaction Documents to which the Sagicor Parties and Sagicor Newco are parties have been, or with respect to the Transaction Documents shall be on or prior to Closing, duly executed and delivered by the Sagicor Parties and Sagicor Newco, and constitute, or with respect to the Transaction Documents shall on or prior to the Closing constitute, legal, valid and binding obligations of the Sagicor Parties and Sagicor Newco, enforceable against them in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

SECTION 3.04 Ownership of Sagicor Newco Shares; Valid Title.

(a) The Sagicor Parties are the lawful owners, beneficially and of record, of one hundred percent (100%) of the Sagicor Newco Shares, free and clear of all Encumbrances. Upon Closing and if an Asset Vesting Notice is not delivered by Playa, Playa will have good and valid title to one hundred per cent (100%) of the Sagicor Newco Shares, free and clear of all Encumbrances.

(b) The issuance of the Sagicor Newco Shares to the Sagicor Parties, and upon Closing to Playa (unless Playa has delivered the Asset Vesting Notice in accordance with Section 2.02(c) hereof), has been duly authorized by all necessary company power and in compliance with applicable Laws. Other than this Agreement, there are no agreements, arrangements, commitments or claims that obligate or are likely to obligate Sagicor Newco to issue, transfer or sell or cause to be issued, transferred or sold any interests in Sagicor Newco, or obligate Sagicor Newco to grant, extend or enter into any option, warrant, call, preemptive right, subscription, commitment or claim and no such instruments are outstanding. Except for the Sagicor Newco Shares, no other voting or non-voting interests in Sagicor Newco have been issued or reserved for issuance or are outstanding, and there are no rights or instruments outstanding that confer a right on any Person to acquire any interests in Sagicor Newco.

SECTION 3.05 No Conflict. The execution, delivery and performance by each of the Sagicor Parties of this Agreement, and by each of the Sagicor Parties and by Sagicor Newco, as applicable, of the Transaction Documents to which any of them is a party do not and will not (a) violate, conflict with or result in the breach of the articles of incorporation, bylaws, trust agreement or instruments and/or other similar organizational documents, as the same may be amended from time to time, of such Sagicor Party or Sagicor Newco, (b) conflict with or violate any Law or Governmental Order applicable to such Sagicor Party, Sagicor Newco or the Business, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent (which has not been duly given) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Encumbrance on Sagicor Newco , any of the Sagicor Newco Shares, the Business or the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sagicor Parties or their respective Affiliates or Sagicor Newco is a party or by which the Assets or any of such Person’s assets or properties is bound or affected.

SECTION 3.06 Required Permits; Necessary Approvals; Compliance with Law.

(a) Except for the Necessary Approvals which the Sagicor Parties shall have obtained on or before the Closings, the execution, delivery and performance by each Sagicor Party of this Agreement, and by the Sagicor Parties and Sagicor Newco, as applicable, of the Transaction Documents do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or any other Person.

(b) Each of the Sagicor Parties and Sagicor Newco has complied with, and the Sagicor Parties and Sagicor Newco have conducted the Business in accordance with, all Laws and Governmental Orders applicable to the Sagicor Parties and Sagicor Newco and relating in any way to the Business, and none of the Sagicor Parties or Sagicor Newco is in violation of any such Law or Governmental Order, except that the hotel known as Jewel Grande Montego Bay is currently being operated, with the knowledge of the Tourist Board, without a license granted under the Tourist Board Act.

(c) The Sagicor Parties and Sagicor Newco have obtained, and are in compliance with, all Required Permits (except as disclosed in Section 3.06 of the Disclosure Schedule) as may be required by applicable Law to conduct the Business and own the Assets, and each of such Required Permits are renewable on a periodic basis by paying the applicable fee therefor and are listed on Section 3.06(c) of the Disclosure Schedule. Other than the Required Permits, the operation of the Business as it is being currently conducted, and the ownership of the Assets requires no other permits, licenses, concessions or any other agreements with any Government Authority.

SECTION 3.07 Financial Information.

(a) The (i) the unaudited balance sheet of Sagicor Newco as of the date immediately preceding the Effective Date, and the related unaudited statements of income, changes in equity and cash flows for the period then ended (the “Interim Financial Statements”), which such Interim Financial Statements are to be delivered to Playa within seven (7) days following execution of this Agreement; and (ii) audited GAAP financial statements related to the Business and the Assets for the fiscal years ended as of December 31, 2017 (the “GAAP Statements”) which shall be provided by the Sagicor Parties upon receipt thereof and attached to this Agreement thereafter, as Section 3.07(a)(i) of the Disclosure Schedule, present fairly in all material respects the financial condition of Sagicor Newco and the Business and Assets. Any and all financial statements provided to or made available by the Sagicor Parties to Playa relating to the Business or Assets present fairly in all material respects the financial condition of Sagicor Newco and the Business and the Assets.

(b) The Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Sagicor Parties and Sagicor Newco (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the financial condition of the Sagicor Parties as it relates to the Business and the Assets and Sagicor Newco as of the dates thereof or for the periods covered thereby, and the related statements of income, changes in equity and cash flows present fairly in all material respects the results of operations, changes in equity and cash flows of the Sagicor Parties as it relates to the Business and the Assets and Sagicor Newco for the periods indicated, (iii) were prepared in accordance with IFRS applied on a consistent basis, clauses (ii) and (iii) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes, the effect of which are not, individually or in the aggregate, material.

SECTION 3.08 Liabilities. As of the Effective Date, there are no Liabilities of Sagicor Newco or related to the Business or the Assets other than the Existing Mortgage and such other Liabilities described in Section 3.08 of the Disclosure Schedule, and as of the Closing, the Existing Mortgage shall be discharged and Sagicor Newco shall not have any Liabilities, other than the liabilities expressly assumed by Playa in writing. No notice of default has been received from the holder of the Existing Mortgage or the payee under any of the notes secured thereby or under any of the other documents executed in connection with the Existing Mortgage (the “Loan Documents”). The Sagicor Parties provided to Playa all of the true, correct and complete copies of the Loan Documents. The Loan Documents are in full force and effect, are unmodified and are free from default, and none of the Sagicor Parties know of any event which with the giving of notice or the passage of time would create or constitute an event of default thereunder.

SECTION 3.09 No Subsidiaries. Sagicor Newco does not own, directly or indirectly, any voting securities of or other interests in any other Person.

SECTION 3.10 Books and Records. The Sagicor Parties and Sagicor Newco have maintained Books and Records for Sagicor Newco, the Business and the Assets in accordance with applicable Law and customary business practices, which include accurate records of the name and address of each Person owning any of Sagicor Newco Shares and all financial and business transactions relating to the Business and the Assets. True, complete and correct copies of such Books and Records have been delivered to Playa or will be delivered within ten (10) days after execution of this Agreement. The Sagicor Parties and Sagicor Newco do not have any of their respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Sagicor Parties and Sagicor Newco and which cannot be transferred to Playa at Closing. Section 3.10 of the Disclosure Schedule sets forth a list of all bank accounts of the Sagicor Parties related to the Business and the Assets and of Sagicor Newco by financial institution, account number and authorized signatories.

SECTION 3.11 Conduct in the Ordinary Course. Since the earliest date of the GAAP Statements, the Sagicor Parties and Sagicor Newco have operated and conducted the Business and maintained the Assets in the ordinary course, consistent with past practices, and there has not occurred any Material Adverse Effect and neither any of the Sagicor Parties nor Sagicor Newco has:

(a) entered into, amended or become subject to any Contract outside the ordinary course of business except, in each case, to the extent already set forth on Section 3.11(a) of the Disclosure Schedule;

(b) incurred, assumed or modified any Liabilities, except for Liabilities incurred, assumed or modified in the ordinary course of business consistent with past practice;

(c) suffered any destruction or loss, whether or not covered by insurance, with respect to the Business or the Assets, having a replacement cost of more than $100,000 for any single loss or $500,000 in the aggregate;

(d) permitted any of its properties or assets to be subject to any Encumbrance, other than the Existing Mortgage;

(e) sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Business without replacing the same with assets of equal or greater value and quality;

(f) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(g) made any capital expenditure or commitment therefor in excess of $50,000 individually or $100,000 in the aggregate, or otherwise acquired any assets or properties (other than inventory and operating supplies and equipment in the ordinary course of business consistent with practice);

(h) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(i) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves which individually and in the aggregate are not material to the operation of the Business, taken as a whole;

(j) canceled or waived any claims or rights of substantial value;

(k) made any change in any method of accounting or auditing practice;

(l) made any tax election or settled and/or compromised any tax liability; prepared any Tax Returns in a manner which is inconsistent with the past practices of the Sagicor Parties or Sagicor Newco, with respect to the treatment of items on such Tax Returns; incurred any liability for Taxes other than in the ordinary course of business; or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property;

(m) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the GAAP Statements;

(n) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business consistent with past practice;

(o) entered into any Contract or letter of intent or similar arrangement with respect to (whether or not binding), or otherwise committed or agreed, whether or not in writing, to do any of the foregoing; or

(p) taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of the covenants set forth in Article V.

SECTION 3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no Action by or against any of the Sagicor Parties or Sagicor Newco or relating to the Business or the Assets, pending or threatened. None of the matters disclosed in Section 3.12 of the Disclosure Schedule has or could have a Material Adverse Effect. Except as set forth in Section 3.12 of the Disclosure Schedule, none of the Sagicor Parties, the Sagicor Newco Shares, Sagicor Newco, the Business or the Assets is subject to any Governmental Order and there are no Governmental Orders threatened to be imposed on the Sagicor Parties, Sagicor Newco, the Sagicor Newco Shares, the Business or the Assets by any Governmental Authority. None of the Sagicor Parties knows of any valid basis for any such Action or Governmental Order, proceeding or investigation.

SECTION 3.13 Investment Intention. The Sagicor Parties are, acquiring through Playa, the Playa Securities solely for their own account, with the present intention of holding such Playa Securities for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law, including any applicable securities Law. The Sagicor Parties acknowledge that such Playa Securities may not be transferred or sold except pursuant to the provisions of applicable securities Laws or pursuant to any applicable exemption therefrom. Notwithstanding the foregoing, transfers between Sagicor Parties or Affiliates of any Sagicor Party shall be permitted.

SECTION 3.14 Assets; No Owned Real Property. As of the Effective Date, the Sagicor Parties own, and as of the Closing assuming that Playa shall not have delivered an Asset Vesting Notice Sagicor Newco shall own, or have the legal right to use all of the Assets as is necessary to conduct the Business in the ordinary course and consistent with past practices. As of the Closing, Sagicor Newco shall not own, lease or have the legal right to use any real property other than the property listed in Schedule 2.01(a)(1), and other than any real property described therein, Sagicor Newco has never owned, leased or had the legal right to use any other real property. Sagicor Newco has never conducted any business other than the Business.

SECTION 3.15 Leasehold Property.

(a) As of the Effective Date the Sagicor Parties have, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall have, good, valid and marketable leasehold title to the Leasehold Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as described in Section 3.15 of the Disclosure Schedule, there is no violation of any Required Permit, Contract or Law (including without limitation any Environmental Law) relating to the Leasehold Property. The Sagicor Parties and Sagicor Newco have made available to Playa true, correct and complete copies of all the certificates of titles surveys, environmental reports and audits, appraisals, permits, other Encumbrances, and other documents in their possession relating to or otherwise affecting the Leasehold Property, the operations of the Business or Sagicor Newco thereon or any other uses thereof. Except as disclosed in Section 3.15(a) of the Disclosure Schedule, as of the Effective Date the Sagicor Parties are, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall be, in peaceful and undisturbed possession of the Leasehold Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use any of the Leasehold Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Leasehold Property are adequate for the conduct of the Business as it has been and currently is conducted.

(b) Except as disclosed in Section 3.15(b) of the Disclosure Schedule, there are no facts that would prevent the Leasehold Property from being occupied by Playa (either directly or indirectly through Sagicor Newco) after the Closing for the full lease term in the same manner as occupied by the Sagicor Parties and/or Sagicor Newco immediately prior to the Closing.

(c) Other than the transient hotel guests, neither the Sagicor Parties nor Sagicor Newco has licensed, sublicensed, leased or subleased any parcel or any portion of any parcel of the Leasehold Property to any other Person, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any license, sublicense, lease, sublease, occupancy or other agreement, and there are no unrecorded or overriding interests that subsist or affect the Leasehold Property, except as disclosed in Section 3.15(c) of the Disclosure Schedule.

SECTION 3.16 Contracts.

(a) Section 3.16 of the Disclosure Schedule lists each Contract relating to Sagicor Newco, the Business and/or the Assets, including, without limitation:

(1) all management contracts, service contracts, consulting, financial advisory, advertising, fuel contracts and Contracts with independent contractors or consultants (or similar arrangements);

(2) all Contracts involving total annual payments in excess of $10,000, which are not cancelable without penalty upon thirty (30) days’ notice or less or which require Sagicor Newco to share any revenues generated by the Property, other than employment agreements;

(3) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of Sagicor Newco Interest;

(4) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties in excess of $25,000;

(5) all Contracts involving a loan or advance to or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(6) all Contracts involving Liabilities of Sagicor Newco;

(7) all Contracts granting or evidencing an Encumbrance on any Assets;

(8) all Contracts limiting the ability of Sagicor Newco to engage in any line of business or to compete with any Person;

(9) all Contracts (including letters of intent) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(10) all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(11) all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(12) all Contracts involving a confidentiality, standstill or similar arrangement;

(13) all Contracts involving leases or subleases of personal property to which Sagicor Newco is a party (as lessee or lessor) and involving an annual base rental payment in excess of $10,000;

(14) all Contracts with any franchisor or licensor;

(15) all other Contracts which are material to the Business or ownership of the Assets, and the termination or absence of which will likely to have a Material Adverse Effect, including without limitation any requirements or any other Contracts entered into not in the ordinary course of business.

(b) Each Contract (i) is valid and binding on Sagicor Newco and on the counterparties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, all Contracts that have been expressly assumed by Playa in writing pursuant to Section 5.01(d)(3) hereof shall continue in full force and effect in favor of Sagicor Newco without penalty or other adverse consequence and on which stamp duty have been duly paid prior to Closing to the extent required by applicable Law. Sagicor Newco is not and the counterparties thereto are not, in any breach or violation of, or default under, any Contract and no events have occurred that with notice or the passage of time or both would constitute a default thereunder. There exist no offsets or defenses to the performance of any obligations thereunder by any party. None of the Sagicor Parties or Sagicor Newco has received any notice of termination, cancellation, breach or default under any Contract. The Sagicor Parties have made available to Playa true, correct and complete copies of all Contracts, together with all modifications and amendments thereto, all of which are listed on Schedule 3.16.

(c) On or prior to the Closing Date, to the extent the transactions contemplated by this Agreement require the consent or approval of any parties to the Contracts, the Sagicor Parties shall have obtained the Necessary Approvals.

SECTION 3.17 Development Rights. The Sagicor Parties have provided Playa with a true, correct and complete list of all Development Rights. Each of the Development Rights is in full force and effect. As of the Effective Date the Sagicor Parties hold, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall hold or be entitled to the benefit of, the Development Rights exclusively and there are no contractual or legal restrictions that preclude or restrict the ability to use any of the Development Rights for the purposes for which it they currently being used. The Sagicor Parties and Sagicor Newco have each exercised in the past and continue to exercise the Development Rights in accordance with the provisions thereof and are not in violation of any of the provisions applicable to the Development Rights.

SECTION 3.18 Title to Tangible Personal Property. As of the Effective Date the Sagicor Parties have, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall have, good, valid and marketable title, free and clear of all Encumbrances other than Permitted Encumbrance, to the Tangible Personal Property, Inventories and other Assets. As of the Effective Date the Sagicor Parties own or have, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall own or have, the exclusive right to use all of the Tangible Personal Property, the Inventories and other Assets necessary for the conduct of the Business as currently operated. All of the Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. The vehicles owned by the Sagicor Parties and which are included in the Assets are listed on Section 3.18 of the Disclosure Schedule.

SECTION 3.19 Intellectual Property. Except for “off-the-shelf” software, Schedule 2.02(a)(5)(ii) lists all of the Intellectual Property. The ownership or use by the Sagicor Parties and Sagicor Newco of any such registered or unregistered Intellectual Property in the operation of the Business does not infringe on any intellectual property or any other right of any Person. As of the Effective Date the Sagicor Parties are the owner or have rights to use, and as of the Closing if Playa does not deliver an Asset Vesting Notice Sagicor Newco shall be the owner or shall have the right to use, all of the Intellectual Property presently used in the Business.

SECTION 3.20 Eminent Domain/Damage etc. There is no pending, contemplated or threatened, compulsory acquisition, condemnation or other governmental taking affecting any of the Assets. There has been no damage to any of the Assets (by fire, other casualty or otherwise) which, singly or in the aggregate, would have a Material Adverse Effect.

SECTION 3.21 Bankruptcy; Solvency. There is not currently pending, contemplated or threatened, any petition or application, nor has any proceeding been commenced, which has not been discharged, by or against Sagicor Newco, the Sagicor Parties or any of their Affiliates or with respect to the Sagicor Newco Shares, the Business or any Assets under any Law, relating to bankruptcy, insolvency, creditor reorganization, fraudulent transfer, compromise, arrangements, readjustments of debt or creditors’ rights, or for the appointment of a receiver or trustee for the Assets, the Sagicor Newco Shares, the Business or all or any part of Sagicor Newco’s, any Sagicor Party’s or their Affiliate’s assets. None of Sagicor Newco, the Sagicor Parties or any of their Affiliates have made any assignment for the benefit of creditors or filed a petition or application for an arrangement, or entered into an arrangement with creditors or filed a petition or application for an arrangement with creditors or otherwise admitted in writing their inability to pay their debts as they become due. The Sagicor Parties and Sagicor Newco, at all times from and after the Effective Date and through the Closing shall have sufficient assets to meet all of their obligations and shall remain solvent.

SECTION 3.22 Interests in Clients, Suppliers, Etc., Affiliate Transactions. Except as set forth in Section 3.22 of the Disclosure Schedule (the “Affiliate Transactions”), as of the Closing there are no contracts, arrangements, leases, liabilities or obligations between or among Sagicor Newco on the one hand, and any Sagicor Party or their Affiliates on the other hand, and neither Sagicor Newco, any Sagicor Party or any of their respective Affiliates, nor any officer or director of Sagicor Newco, any Sagicor Party or any of their Affiliates, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee, licensor, licensee or competitor or potential competitor of the Business.

SECTION 3.23 Current Employees

(a) Section 3.23 of the Disclosure Schedule sets forth a list of the names of, the current annual salary rates, any deferred or contingent compensation, and other like benefits payable (in cash or otherwise) to, and a description of the positions and/or job functions of, all current full-time and seasonal employees utilized in the operations of the Business as of the Effective Date (collectively, the “Current Employees”). All Current Employees, save for those persons mentioned in Part 2 of Section 3.23 of the Disclosure Schedule employed by the Manager, are the employees of the Sagicor Parties. The Sagicor Parties shall provide an update to Section 3.23 of the Disclosure Schedule on or before the date which is at least five (5) Business Days prior to Closing.

(b) There is no (i) work stoppage or labor strike involving the Business that is pending or threatened, or (iii) actions, suits, claims, labor disputes or grievances pending or threatened relating to any labor, employment, safety or discrimination matters involving any employee of the Business.

(c) The Sagicor Parties shall procure that each Current Employee shall be released from any confidentiality obligations to the Sagicor Parties, which would restrict such Current Employee’s ability to disclose information to Playa or its Affiliates regarding his employment with such Sagicor Party.

(d) At Closing, Sagicor Newco shall have no employees.

SECTION 3.24 Employee Matters and Benefit Plans.

(a) Benefit Plans. Section 3.24 of the Disclosure Schedule contains an accurate and complete description of the welfare, pension and other benefit plans in which the Current Employees participate (“Employee Plan”). Sagicor Newco and the Sagicor Parties do not have any commitment to establish, adopt or enter into any additional or supplemental Employee Plan, or to continue any existing Employee Plan. The Sagicor Parties have made all payments required to be made by it to any Employee Plan and will pay out to each Current Employee, or transfer to any successor trustee or plan administrator (which such transfer shall be at the sole option of Playa), his full entitlements under the Employee Plan. Neither Sagicor Newco nor Playa shall have any liability with respect to the Employee Plan, whether in respect of any contributions payable thereto during the employment of the Current Employee or payable therefrom consequent to the termination of the employment of the Current Employee.

(b) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide any benefits, including without limitation, health or compensation benefits to (or with respect to) any person for any reason, and the Sagicor Parties and Sagicor Newco have never represented, promised or contracted (whether in oral or written form) to any Current Employee (either individually or as a group) or any other Person that such Current Employee(s) or other Person would be provided with any such benefits following termination of employment. The Sagicor Parties shall be solely responsible for any employment obligations of the Current Employees for any such benefits post termination of employment.

(c) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Business, other than those which the Sagicor Parties shall satisfy at Closing.

SECTION 3.25 Environmental Matters.

(a) The Sagicor Parties represent and warrant that except as disclosed in Section 3.25 of the Disclosure Schedule:

(1) the Assets and the operation of the Business is in compliance with all applicable Environmental Laws and is in compliance with all Required Permits;

(2) there are no written claims, proceedings, investigations or actions pursuant to any Environmental Law pending or threatened against the Sagicor Parties, Sagicor Newco, the Business or on any portion of the Assets;

(3) there are no facts, circumstances or conditions relating to the past or present operations of the Business or the Assets (including the disposal of any wastes, hazardous substances or other materials), that could reasonably be expected to give rise to any claim, proceeding or action, or to any Liability, under any Environmental Law, including but not limited to any conditions arising from: (i) the existence of any underground storage tanks; or (ii) the presence of and/or disturbance of asbestos-containing materials; and

(4) the Sagicor Parties have provided Playa with copies of all environmental assessments, audit reports, letters, notices or any other documents generated within the last five years that relate to the Assets and their compliance with Environmental Law, and no additional such reports or documents exist.

(b) No Hazardous Materials are, or have been, located on, in or under any portion of the Property, or discharged, placed or disposed of at, on or under such Property.

(c) Except as set forth in Section 3.25 of the Disclosure Schedule, no underground storage tanks are, or have been, located at the Property;

(d) There has been no Environmental Release of any Hazardous Materials on any portion of the Property or during the period of the Sagicor Parties’ ownership, lease, use or occupancy thereof.

SECTION 3.26 Taxes. (i) Sagicor Newco has timely filed with the appropriate Governmental Authority all Tax Returns that it was required to file with respect to any Taxes and Property Taxes with respect to the Business and the ownership of the Assets; (ii) all Taxes owed by Sagicor Newco (whether or not shown to be payable on such Tax Returns) have been paid or will be timely paid; (iii) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority or other taxing authority in writing against the Sagicor Parties or Sagicor Newco and relating in any way to the Business or the Assets that has not been satisfied by payment, settled or withdrawn; (iv) there are no Tax liens on any of the Assets or the Business; (v) there are no Taxes that will be or become payable by Sagicor Newco or Playa or its Affiliates after the Closing attributable to the activities of Sagicor Newco, any Sagicor Party or its Affiliates prior to the Closing, including, without limitation, the transfers of Assets to Sagicor Newco and the scheme of arrangement or re-organization swapping the applicable Sagicor Newco Shares and Playa Newco Shares; and (vi) Sagicor Newco is not required to pay Taxes or file Tax Returns in any jurisdiction other than Jamaica. All Taxes that Sagicor Newco is or was required by Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

(a) Sagicor Newco holds no material assets other than the Assets.

(b) Neither Sagicor Newco nor any Sagicor Party has received any written notice of audit or investigation that is currently pending, and is not currently under any audit or investigation relating to Taxes relating to the Business that has not been resolved as of the Effective Date which would have an adverse effect on Sagicor Newco, the Business or the Assets following Closing.

SECTION 3.27 Insurance. Section 3.27 of the Disclosure Schedule sets forth a list (specifying the insurer and describing the aggregate limit, if any, of the insurer’s liability thereunder) of all policies or binders of fire, flood, windstorm, hazard, public liability, employer’s liability, vehicular and other insurance held by or on behalf of Sagicor Parties on the Effective Date in connection with the Business. To the best of the knowledge of the Key Sagicor Persons, such policies and binders are valid and binding in accordance with their terms and are in full force and effect. Except for claims set forth in Section 3.28 of the Disclosure Schedule, there are no outstanding unpaid claims made to any insurance company under any such policy or binder that are not yet paid. Sagicor Newco and the Sagicor Parties have not received any notice of cancellation or non-renewal of any such policy or binder.

SECTION 3.28 Equipment Leases. The list of Equipment Leases set forth in Schedule 2.02(a)(8) comprises, as of the date hereof, all leases, title retention agreements, vendor liens or purchase money security agreements for any equipment, machinery, vehicles or other personal property used in the operation of the Business. The Sagicor Parties have provided a true, correct and complete copy of all Equipment Leases to Playa. As of the date hereof, except as set forth in Schedule 2.02(a)(8), (i) no Sagicor Party has given any notice nor received any written notice of any breach or default under any of the Equipment Leases which has not been cured, and (ii) no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by the applicable Sagicor Party or the other party thereunder.

SECTION 3.29 Bookings. Section 3.29 of the Disclosure Schedule sets forth a true, complete and correct list of all Bookings as of a date which is not earlier than two (2) Business Days prior to the date when such schedule is delivered and such schedule of Bookings shall be delivered and attached hereto within thirty (30) days following the Effective Date, and which shall be updated five (5) Business Days prior to Closing and again at Closing.

SECTION 3.30 Sufficiency of Assets. The Assets, including, without limitation, the Inventories, equipment and supplies are sufficient for their intended purposes and for the full operation of the Business. The Assets, including, without limitation, the Inventories, equipment and supplies are sufficient for the continued conduct of the Business by Playa after the Closing in substantially the same manner as prior to the Closing. As of the Closing, all of the Assets, including, without limitation, the Inventories, equipment and supplies will be legally and validly owned by Sagicor Newco, or if Playa provides the Asset Vesting Notice by Playa Newco, free and clear of all Encumbrances other than Permitted Encumbrances.

SECTION 3.31 Intentionally Omitted.

SECTION 3.32 Other Real Estate Related Matters.

Except as disclosed in Section 3.32 of the Disclosure Schedule:

(a) The Real Property is an independent unit which does not now rely on any facilities located on any property not included in the Real Property (i) to fulfill any zoning, building code or other requirement of Governmental Authorities, (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air-conditioning systems or (iii) for ingress or egress.

(b) Neither the Sagicor Parties nor Sagicor Newco has received or been informed that there is any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting any of the Real Property, or any portion thereof.

(c) There are no public improvements in the nature of off-site improvements, or otherwise, which have been ordered to be made and/or which have not heretofore been assessed and there are no special or general assessments pending against or affecting the Real Property or any portion thereof.

(d) The Utilities in and on and/or servicing the Real Property are currently adequate to service the use of such properties and, the Real Property’s and the Business’ utilization of such Utilities is currently in compliance with all Laws and all Utilities are received at the Real Property boundaries, or located in public rights-of-way contiguous to the Real Property, from the local municipality or from a public utility company.

(e) Other than the rights of transient guests of the hotels, there are no purchase contracts, options or any other agreements of any kind, written or oral, recorded or unrecorded, whereby any Person other than Sagicor Newco or, if the Asset Vesting Notice is provided, after Closing Playa Newco will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any interest or profit participation of any kind in the Real Property.

(f) The Sagicor Parties and Sagicor Newco have adequate rights of ingress and egress for operation of the Business in the ordinary course with respect to all Improvements situated on the Property. No fact or condition exists which would result in the termination or material impairment of access to any of the Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary ingress, egress, Utilities or services.

(g) Neither any Sagicor Party nor Sagicor Newco has received any notice from any Governmental Authority to the effect that (i) any rezoning proceedings are pending or threatened with respect to the Real Property or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other Improvements on any of the Real Property. Neither any Sagicor Party nor Sagicor Newco is in default under any agreement entered into with a Governmental Authority in connection with a site approval, zoning reclassification or other similar action relating to the Real Property. The existing use and condition of the Real Property does not violate any zoning, building, health, fire or similar statute, ordinance, rule, regulation or code or any use restriction affecting the Real Property and the Sagicor Parties have been issued a permanent valid certificate of occupancy or equivalent, to the extent required by applicable governmental authorities with respect to all Improvements.

(h) Except for the Hilton Franchise Agreement and the Curio Agreement, on the date of the Closing, there are no management, franchise or branding agreements in effect with any party for the management, franchising or branding of the Real Property and any such existing management, franchise or branding agreements shall be terminated, effective as of the Closing, by the Sagicor Parties without cost, penalty or liability to Playa and evidence thereof shall be provided to Playa.

SECTION 3.33 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sagicor Parties or Sagicor Newco.

SECTION 3.34 Due Diligence Materials. Prior to the Effective Date, the Sagicor Parties provided to or made available to Playa all non-proprietary information relating to the Assets and the Business in Sagicor Parties’ (or its legal counsel’s or Manager’s) possession or control which Playa has requested (the “Due Diligence Materials”), which Due Diligence Materials are true, correct and complete.

SECTION 3.35 OFAC. None of the Sagicor Parties or Sagicor Newco (nor any of their Affiliates or representative members, shareholders, officers or directors) (A) is currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation, and (B) is a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States. The Sagicor Parties have complied and shall comply with all Requirements of Law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect and shall immediately notify Playa in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if any Sagicor Party has a reasonable basis to believe that they may no longer be true or have been breached.

SECTION 3.36 Full Disclosure. No representation or warranty of the Sagicor Parties in this Agreement, nor any statement or certificate furnished or to be furnished to Playa pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.37 Intentionally Omitted.

SECTION 3.38 Sagicor Newco Shares. The Sagicor Newco Shares represent all the shares issued by Sagicor Newco and such shares have been duly issued and are fully paid-up and non-assessable and free and clear of all Encumbrances and are not subject to any option, pre-emption right or other rights in favour any third party and such shares are freely transferable to Playa or its nominees.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PLAYA

Playa hereby represents and warrants to the Sagicor Parties from the Effective Date until the Closing Date each of the following warranties and representations is true and accurate in all material respects:

SECTION 4.01 Organization and Authority. Playa is a company duly organized and validly existing under the laws of the jurisdiction of its organization and has all necessary corporate power and authority to enter into this Agreement and the Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Playa is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable. The execution and delivery by Playa of this Agreement and the Transaction Documents to which it is a party, the performance by Playa of its obligations hereunder and the consummation by Playa of the transactions contemplated hereby and thereby have been or will be prior to Closing duly authorized by all requisite action on the part Playa. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by Playa and constitute the legal, valid and binding obligations of Playa, enforceable against Playa in accordance with their respective terms.

SECTION 4.02 No Conflict. The execution, delivery and performance by Playa of this Agreement and each Transaction Document to which it is a party do not and will not (i) violate, conflict with or result in the breach of any provision of the charter documents of Playa, (ii) conflict with or violate any Law or Governmental Order applicable to Playa or its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Playa is a party, except, in the case of clauses (i) and (ii), as would not materially and adversely affect the ability of Playa to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03 Governmental Consents and Approvals. Except as set forth in Section 4.03 of the Disclosure Schedule, the execution, delivery and performance by Playa of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Playa of the transactions contemplated by this Agreement.

SECTION 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Playa.

SECTION 4.05 Investment Intention. Playa is acquiring the Sagicor Assets or Sagicor Newco Shares, as applicable, through the acquisition of the Sagicor Newco Shares solely for its own account, with the present intention of holding such Property for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any Law, including any applicable securities Law. Playa understands that the Sagicor Newco Shares may not be transferred or sold except pursuant to the provisions of applicable securities Laws or pursuant to any applicable exemption therefrom.

SECTION 4.06 Playa Newco Shares. The Playa Newco Shares represent all the shares issued by Playa Newco and such shares have been duly issued and are fully paid-up and non-assessable and free and clear of all Encumbrances and are not subject to any option, pre-emption right or other rights in favour any third party and such shares are freely transferable to the Sagicor Parties or their nominees.

SECTION 4.07 The Playa Shares. The Playa Shares to be issued pursuant to the Playa Securities have been duly authorized for issuance by Playa, and, when issued and delivered as contemplated therein, will be duly and validly issued, fully paid and nonassessable. Prior to the date of issuance, the Playa Shares will be approved for listing, subject to notice of issuance, on NASDAQ. The Playa Shares are the same class of Playa ordinary shares currently listed on NASDAQ. The Playa Shares to be issued will be subject to restrictions on transferability and resale and until these securities have been registered under the Securities Act and applicable state securities laws, these securities may not be transferred or resold except to (a) a “qualified institutional buyer” pursuant to Rule 144A of the Securities Act, (b) a person who is not a U.S. person in an “offshore transaction” pursuant to Regulation S under the Securities Act or (c) pursuant to another exemption from registration as permitted under the Securities Act and applicable state securities laws as confirmed to us by an opinion of counsel reasonably acceptable to Playa and the Sagicor Parties.

SECTION 4.08 Non-USRPHC Status. Playa is not a United States real property holding corporation (“USRPHC”) and its stock are not United States real property interest (USRPI) within the meaning of section 897 of the Internal Revenue Code of the United States of America and it has no plans at the present time to acquire or hold United States real estate to the extent that it would be treated as a USRPHC and its stock as USRPI.

SECTION 4.09 Financial Information. The financial information in the publicly filed 10-Q and 10-K filings, as of the date when made, present fairly in all material respects the financial condition of Playa.

SECTION 4.10 U.S. Real Estate. Playa does not own any real estate located in the United States and currently has no intention to acquire real estate in the United States such that the Foreign Investment in Real Property Tax Act of 1980 (FIRTPA) would apply to a transfer of Playa Shares.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Conduct of Business Prior to the Closing. From the Effective Date to the Closing Date, the Sagicor Parties shall, conduct the Business and its operations and shall cause Sagicor Newco to conduct the Business and its operations (including its working capital and cash management practices) only according to its ordinary and usual course of business and use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with all Governmental Authorities, tenants, licensors, licensees, suppliers, distributors, clients and others having business relationships with it and the Business. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be first approved in writing by Playa in its sole discretion or is expressly permitted or required by this Agreement, the Sagicor Parties shall not and shall cause Sagicor Newco not to:

(1) amend or restate any organization or corporate documents of Sagicor Newco;

(2) authorize for issuance, issue, sell or deliver (A) any equity interests or other equity or voting interest in Sagicor Newco except as contemplated by the Scheme of Arrangement pursuant to Section 2.01 hereof or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares or other equity or voting interest in Sagicor Newco, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares or other equity or voting interest in Sagicor Newco;

(3) increase the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee, agent, director or independent contractor employed or engaged in the Business;

(4) make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with any officer, employee, agent or director of employed or engaged in the Business;

(5) establish, adopt, enter into any Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of Sagicor Newco or any employees used in the Business;

(6) enter into, amend, become subject to or terminate any Contract outside the ordinary course of business (except the termination of all of the management, marketing and other agreements with the Manager for the management and operation of the Business and the Assets (collectively, the “Aimbridge Management Agreement”), the Curio Agreement and any contracts with employees and contractors as contemplated by Section 5.07) or enter into any real property lease, license or sublease;

(7) incur, assume or modify any Liabilities, except the required modifications to the Existing Mortgage pursuant to Section 5.09 or as otherwise agreed to by Playa in writing;

(8) subject any of the Assets or any Sagicor Newco Shares to any Encumbrance;

(9) sell, transfer, lease, license or otherwise dispose of any of the Assets outside of the normal course of business;

(10) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(11) make any capital expenditure or commitment therefor in excess of $10,000 individually or $75,000 in the aggregate or otherwise acquiring any assets or properties (other than supplies or inventory in the ordinary course of business consistent with practice);

(12) enter into, amend, become subject to or terminate any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement except termination of the Ambridge Management Agreement;

(13) cancel or waive any claims or rights of substantial value;

(14) make any change in any method of accounting or auditing practice other than those required by IFRS;

(15) make any Tax election or settle and/or compromise any Tax Liability; prepare any Tax Returns in a manner which is inconsistent with the past practices with respect to the treatment of items on such Tax Returns; incur any liability for Taxes other than in the ordinary course of business; or file an amended Tax Return or a claim for refund of Taxes with respect to the Business or operations of the Property;

(16) pay, discharge, settle or satisfy any Liabilities, other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of Liabilities to the extent reflected or reserved against in the Interim Financial Statements;

(17) take any action, engage in any transaction or entering into any Contract that would cause any of the representations set forth in Article III to be inaccurate or untrue as of the Closing Date;

(18) make any loans, advances or capital contributions to, or investments in, any other Person; or

(19) enter into any Contract or letter of intent (whether or not binding) with respect to, or commit or agree to do, whether or not in writing, any of the foregoing.

(b) From the Effective Date to the Closing Date, the Sagicor Parties shall and shall cause Sagicor Newco to confer on a regular basis with one or more designated representatives of Playa to report material operational matters and to report the general status of ongoing operations.

(c) The Sagicor Parties shall (i) keep, or cause Sagicor Newco to keep, all Insurance policies currently maintained with respect to the Business, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date and (ii) maintain, or cause Sagicor Newco to maintain, Playa as an additional insured and loss payee under all certificates of insurance and insurance policies in the name of any Sagicor Party and/or Sagicor Newco.

(d) Without limitation of the foregoing, during the period from the Effective Date to the Closing Date, the Sagicor Parties shall, at their sole cost and expense (except as otherwise specifically provided herein):

(1) Maintain, preserve, protect, repair and operate or cause Sagicor Newco to maintain, preserve, protect, repair and operate the Assets and the Business in the same manner as maintained and operated prior to the Effective Date in all material respects and in accordance with the Financial Forecasts. The Sagicor Parties shall or shall cause Sagicor Newco not to withhold or defer, or permit or cause the withholding or deferment of any expense necessary to maintain the Business in the condition and state consistent with past practices.

(2) Maintain or cause Sagicor Newco to maintain the levels of supplies consistent with customary operating practices for the Business. Until the Closing Date, the Sagicor Parties shall or shall cause Sagicor Newco to maintain or replace, in the ordinary course of business and consistent with customary practices for the Business, all Tangible Personal Property and all other personal property owned by the Sagicor Parties or Sagicor Newco and/or associated with the Business and shall not sell, transfer, encumber or permit the sale, transfer or encumbrance of any such Tangible Personal Property and other personal property unless such personal property so removed is replaced with new personal property of the same or better quality and utility.

(3) Maintain or cause Sagicor Newco to maintain all Contracts in full force and effect, in the ordinary course of business and timely make all payments and observe and perform all material obligations to be paid, observed or performed thereunder and promptly deliver to Playa a copy of any notice or communication (including, without limitation, a notice of default) received or delivered under any such agreement, whether oral or in writing, including inviting Playa to any meeting with any Governmental Authority relating to the Business. The Sagicor Parties and Sagicor Newco shall enter into new Contracts or modify or terminate any such Contracts only after notification, and with the prior express written consent of Playa. Playa may notify the Sagicor Parties of the Contracts that Playa elects to assume pursuant to written notice delivered to the Sagicor Parties no later than thirty (30) days prior to the Closing Date. The Sagicor Parties shall terminate any Contracts on or before the Closing Date to the extent that Playa has not expressly elected to assume such Contracts pursuant to a written notice delivered to the Sagicor Parties as provided herein.

(4) Continue to accept commercially reasonable Bookings for the Business in the ordinary course of business consistent with past practices as of the Effective Date. Notwithstanding the foregoing, after the Effective Date, the Sagicor Parties shall not (and shall cause Manager not to) accept any merit employee reservations, corporate discount reservations, or any other discounted reservations with respect to the Business for the period after the Closing Date, and the Sagicor Parties shall (or shall cause Manager to), on or prior to the Closing Date, cancel or cause to be rebooked at standard rates any such discounted reservations that apply to the period after the Closing Date. Playa and Sagicor Newco, as applicable, shall not be required to honor any such discounted reservations in effect after the Closing Date.

(5) Cause the Manager not to issue or commit to the issuance of any points or any other gift certificates, gift cards, vouchers, trade outs or barter agreements issued with respect to and/or redeemable at the Business after the Closing Date for full or partially complementary rooms, merchandise, products, food and beverages, or services to be provided at or from the Business. Sagicor Newco and Playa, as applicable, shall not be obligated to honor any such arrangements after the Closing Date.

(6) Comply or cause Sagicor Newco to keep in compliance with all conditions of Environmental Permits, including the timely renewal of such Environmental Permits by making all payments of annual fees, or other fees, and by otherwise observing and performing all conditions of the Environmental Permits and to promptly deliver to Playa a copy of any notice or communication (including, without limitation, a notice of breach or default) issued by a Governmental Authority, including inviting Playa to any meeting with any Governmental Authority relating to the Business.

SECTION 5.02 Access to Information and Due Diligence.

(a) In order to facilitate the resolution of any claims made against or incurred by the Sagicor Parties prior to the Closing, for a period of three years after the Closing Playa shall (i) retain the books and records relating to the Business received from the Sagicor Parties relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Sagicor Parties and Sagicor Newco and (ii) upon reasonable notice, afford representatives of the Sagicor Parties reasonable access (including the right to make, at the Sagicor Parties’ expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Playa after the Closing or for any other reasonable purpose related to the Business or the Assets, for a period of three years following the Closing, the Sagicor Parties shall (i) retain any books and records of the Sagicor Parties which relate to the Business for periods prior to the Closing and which have not been otherwise delivered to Playa and (ii) upon reasonable notice, afford representatives of Playa reasonable access (including the right to make, at Playa’s expense, photocopies), during normal business hours, to such books and records.

(c) The Sagicor Parties shall permit representatives and advisors of Playa to conduct due diligence with respect to the Business, the Assets and Sagicor Newco, and the Sagicor Parties shall provide Playa with copies of all documents, reports and information relating thereto as Playa may reasonably request.

The terms of this Section 5.02 shall survive Closing.

SECTION 5.03 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated hereby and thereby. In this respect, Sagicor Parties shall cause Manager to facilitate a smooth transition in the management of the Business to Playa following Closing. In addition thereto, following the consummation of the Closing, Sagicor Parties shall deliver to Playa a certified copy of the returns and notices registered with the Companies Office of Jamaica updating the register as to Playa’s ownership of the applicable Sagicor Newco Shares, if applicable, changes to the directors, secretary and registered office of Sagicor Newco. The terms of this Section 5.03 shall survive Closing.

SECTION 5.04 Required Permits and Necessary Approvals. The Sagicor Parties shall use commercially reasonable efforts to secure the Necessary Approvals. The Sagicor Parties shall at or prior to Closing cooperate with Playa to secure and maintain in place in the name of Sagicor Newco or Playa, as applicable, all of the Required Permits and in connection therewith, the Sagicor Parties shall cooperate with Playa’s efforts to obtain all such Required Permits. Within ten (10) Business Days following execution hereof, the Sagicor Parties shall deliver to Playa copies of as-built plans and any applications previously submitted to any government agency together with the representations made at the time of such submission and any other supporting documentation used previously in obtaining such Required Permits together with a letter authorizing (i) Playa to apply for licenses for the operation of the Business; and (ii) the appropriate governmental agencies to use documents in the existing license files with respect to the Business in connection with Playa’s applications to operate the same, and such application shall be either in the name of Playa Newco or Sagicor Newco, as applicable.

SECTION 5.05 Exclusivity. The Sagicor Parties shall, and shall cause their Affiliates, representatives and agents to, immediately cease and cause to be terminated any contacts or negotiations with any Person other than Playa relating to potential disposition of the Property. The Sagicor Parties agree that, from the Effective Date to the Closing Date, the Sagicor Parties, their Affiliates, and its and their respective officers, directors, employees, shareholders, members, partners, agents, representatives and other parties acting on their behalf, shall not initiate, solicit, negotiate, accept or respond to any offer to acquire the Business, the Assets or Sagicor Newco (or any portion thereof or interest therein), whether any such transaction is structured as a merger or purchase of assets, properties, stock or other interests directly or indirectly held in the Property and shall notify Playa immediately if any such unsolicited offer is presented to them.

SECTION 5.06 Notice. To the extent that any party hereto has any actual knowledge of its default, misrepresentation, incorrect warranty or breach of or failure to perform any covenant made in this Agreement or in any Transaction Document, such party shall promptly notify the other party of same.

SECTION 5.07 Employees. On or prior to the Closing Date, the Sagicor Parties shall, or shall cause Sagicor Newco to, (i) ensure that the employment files of each Current Employee is up-to-date and, subject to obtaining written consent from a Current Employee, provide a copy of same to Playa, (ii) terminate all employment contracts and arrangements with respect to all Current Employees utilized in the Business; and (iii) pay in full to all of such employees all accrued wages, salaries, commissions, severance, bonuses, benefits, pay in lieu of unused vacation and other compensation due to such employees and deliver satisfactory evidence thereof to Playa. Playa shall have the right, but not the obligation, to re-hire or the cause Sagicor Newco or the Manager to re-hire any of the Current Employees on such terms and conditions as Playa shall elect in its sole discretion. At least ten (10) Business Days prior to Closing, Playa shall notify Sagicor Parties which of the Current Employees Playa desires to retain as employees at the Business following the Closing, and Sagicor Parties shall, to the extent requested by Playa, use their good faith commercially reasonable efforts to assist Playa in retaining such employees.

SECTION 5.08 Financial Information. At least five (5) Business Days prior to the Closing, the Sagicor Parties shall deliver to Playa the Interim Statements updated through the end of the month immediately prior to such date, showing current assets and current liabilities, all accounts payable and accounts receivable less than 90 days old for the Business and ownership of the Assets, as well as the GAAP Statements to the extent not previously provided. Prior to Closing, the Sagicor Parties shall prepare a Preliminary Closing Statement as described in Section 2.06, and shall be in form and substance satisfactory to Playa in its reasonable discretion.

SECTION 5.09 Existing Mortgage. At Sagicor Parties’ sole cost and expense, the Sagicor Parties shall use best efforts to obtain the consent of the holders of the Existing Mortgage to the repayment and discharge of the Existing Mortgage at Closing (the “Existing Mortgage Modification”), at or prior to the Closing Date; provided that the Sagicor Parties shall not agree to any modifications or amendments to the Loan Documents that are not part of the Existing Mortgage Modification without the prior written consent of Playa. The Sagicor Parties agree to keep the Existing Mortgage and each of the Loan Documents free from default between the Effective Date and the Closing Date, including to make all regular payments of interest and principal due thereunder. The Sagicor Parties shall keep Playa informed of their progress in obtaining the Existing Mortgage Modification by providing copies of all correspondence between the Sagicor Parties and the holders of the Existing Mortgage.

SECTION 5.10 Agreement to Maintain Confidentiality .

(a) The Sagicor Parties acknowledge that they have knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and Sagicor Newco and constitutes valuable trade secrets of the Sagicor Parties and Sagicor Newco, which affect, among other things, the successful conduct, furtherance and protection of the Business. The Sagicor Parties further acknowledge that they have knowledge of certain Confidential Information that is confidential and proprietary to Playa. The Sagicor Parties acknowledge that the unauthorized use or disclosure of Confidential Information is likely to be highly prejudicial to the interests of Playa, Sagicor Newco and their respective owners, executive officers, directors, managers, customers, clients, licensees, licensors and suppliers, an invasion of privacy or an improper disclosure of trade secrets. The Sagicor Parties agree that a substantial portion of transaction consideration is being paid for the Confidential Information relating to Sagicor Newco and the Business and that the Confidential Information (i) represents a substantial investment having great economic and commercial value to Playa, and (ii) constitutes a substantial part of the value to Playa of the Property being acquired. The Sagicor Parties further acknowledge that Playa would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Playa or any of its Affiliates. Accordingly, the Sagicor Parties covenant and agree that they shall not, directly or indirectly, and shall use their best efforts to ensure that none of their Affiliates, agents, consultants, advisors or representatives, without the prior written consent of Playa, discloses, uses, exploits, furnishes or makes accessible to any Person, any such Confidential Information, for the benefit of any such Person or of any of such other third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that any Sagicor Party may use or exploit a particular item of Confidential Information to the extent in compliance with Section 5.10 and to the extent (but only if and to the extent) that such item is:

(1) or becomes generally known on a non-confidential basis to Persons in the industry, through no wrongful act of any Sagicor Parties or any of their respective Affiliates, agents, consultants, advisors or representatives, in which Playa or any Sagicor Party is engaged and is part of the public domain; or

(2) or becomes available to a Sagicor Party on a non-confidential basis from a source other than any Sagicor Party or Playa or any of their respective Affiliates, agents or representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any Sagicor Party or Playa or any other Person with respect to such information

(b) Notwithstanding the foregoing, in the event that any Sagicor Party or any of its Affiliates, agents or representatives is required by Law or the rules of any stock exchange or order of a court of competent jurisdiction to disclose any Confidential Information, such Sagicor Party will promptly notify Playa in writing so that Playa may seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion is denied, such Sagicor Party (or any such Affiliate, agent or representative thereof) may disclose only such portion of the Confidential Information which (i) in the written opinion of its legal counsel is required by Law to be disclosed or (ii) Playa consents, in writing, to having disclosed; provided, however, that (A) such Sagicor Party will use all reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) such Sagicor Party will not oppose any motion for confidentiality brought by Playa in any such instance. The Sagicor Parties shall continue to be bound by their obligations pursuant to this Section for any Confidential Information that is not required to be disclosed pursuant to clause (i) in the immediately preceding sentence, or that has been afforded protective treatment pursuant to such motion.

(c) The Sagicor Parties hereby expressly acknowledge that the covenants contained in this Section 5.10 are integral to completion of the transaction contemplated herein by Playa and that without the protection of such covenants, Playa would not have entered into this Agreement. The Sagicor Parties hereby further acknowledge that money damages will be impossible to calculate and may not adequately compensate Playa in connection with an actual or threatened breach by a Sagicor Party (or any of its Affiliates, agents or representatives) of the provisions of this Section 5.10. Accordingly, the Sagicor Parties hereby expressly waive all rights to raise the adequacy of Playa’s remedies at law as a defense if Playa seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.10. In addition, Playa shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, or as otherwise specified in this Agreement in respect of the actual or threatened breach of the provisions of this Section 5.10.

(d) The Sagicor Parties hereby expressly waive any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 5.10 should such enforcement ever become necessary. The terms of this Section 5.10(d) shall survive Closing.

(e) Each of the Sagicor Parties will hold, and will cause its representatives and affiliates to hold, any non-public information received in connection with the transaction contemplated by this Agreement in confidence, and will not use any such information for reasons other than in connection with the transactions contemplated by this Agreement, and will otherwise comply with the terms of the that certain Letter Agreement re: Confidentiality Agreement, dated as of July 14, 2017, by and between Playa Hotels & Resorts N.V. and X Fund Properties Limited.

SECTION 5.11 Equipment Leases. Playa may notify the Sagicor Parties of the Equipment Leases that Playa elects to assume pursuant to written notice delivered to the Sagicor Parties no later than ten (10) Business Days prior to the Closing Date. The Sagicor Parties shall pay off, terminate and discharge any Equipment Leases on or before the Closing Date to the extent that Playa has not expressly elected to assume such Equipment Leases pursuant to a written notice delivered to the Sagicor Parties as provided herein and shall ensure that Sagicor Newco does not assume such Equipment Leases. With regard to the Equipment Leases which Playa has elected to assume, at Sagicor Parties’ sole cost and expense, the Sagicor Parties shall use best efforts to obtain the consent of the holders of the Encumbrances on the Assets under Equipment Leases for the transfer of the Assets to Sagicor Newco or Playa, as applicable, at or prior to the Closing Date; provided that the Sagicor Parties shall not agree to any modifications or amendments to the Equipment Leases without the prior written consent of Playa. The Sagicor Parties agree to keep the Equipment Leases which Playa expressly elected to assume and any related agreements free from default between the Effective Date and the Closing Date, including to make all regular payments due thereunder. The Sagicor Parties shall keep Playa informed of their progress in obtaining the consent for the transfer of the Assets subject to such Equipment Leases by providing copies of all correspondence between the Sagicor Parties and the counterparties thereof.

SECTION 5.12 Negative Covenants. From the Effective Date until the Closing Date, the Sagicor Parties shall not (and shall cause Manager and Sagicor Newco not to) take any of the following actions without the prior express written consent of Playa, which consent may be granted, not granted or conditioned in Playa’s sole discretion: (a) make or permit to be made any material alterations to or upon the Real Property or the Improvements or any part of the Real Property or the Improvements; (b) grant any liens or encumbrances upon the Real Property or any other Assets that will not be discharged upon the Closing; or (c) remove or permit the removal from the Real Property or the Improvements of any fixtures, mechanical equipment, or any other item included in the Real Property or Improvements, as applicable, except in the ordinary course of business, as necessary for repairs or replacements of worn out or obsolete items.

SECTION 5.13 Hilton Franchise Agreement. X Fund Properties Limited and Playa shall cooperate and use best efforts to obtain a new franchise agreement from Hilton Worldwide Franchising LP (“Hilton”) on terms and conditions acceptable to Playa in its sole discretion. In connection therewith, the parties shall keep each other informed of its progress in obtaining Hilton’s agreement to enter into a new franchise agreement with Playa or Sagicor Newco, as applicable, by providing copies of all correspondence between such parties and Hilton and allowing each other to participate in any meetings, conferences or calls with Hilton related thereto. Any fees to be paid to Hilton for the issuance of a new franchise agreement shall be paid by the Sagicor Parties

SECTION 5.14 Playa Shares.

(a) Each Sagicor Party agrees that as long as it or its affiliates hold more that 5% of the Playa Shares outstanding, it will, in connection with an underwritten public offering of Playa’s Shares, execute a customary lock-up agreement for the benefit of the underwriters upon the request of Playa and a managing underwriter, which will provide that each such Sagicor Party will not effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any securities of the same class as those to be distributed by the underwriters in such public offering that are owned by such Sagicor Party, and will not effect any sale or distribution of other securities convertible into or exchangeable or exercisable for securities of such class (in each case, other than as part of such underwritten public offering) during such period as the managing underwriter may require, not to exceed ninety (90) calendar days after the sale of such underwritten securities (or such other period as may be requested by Playa or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in Rule 2711(f)(4) of the Financial Industry Regulatory Authority, or any successor provisions or amendments thereto). The terms of this Section 5.14 shall survive Closing.

(b) Playa agrees that, except in a case where the Sagicor Parties elect otherwise, to use its reasonable best efforts to file a registration statement under the Securities Act and any relevant State securities law that registers the resale of the Playa Shares held by the Sagicor Parties within 30 days of the Closing Date and to cause such registration statement to be declared effective under the Securities Act as soon as practicable; provided, however, that this obligation shall be suspended during any period Playa has agreed with an underwriter in connection with an underwritten public offering of Playa Shares not to file a Securities Act registration statement.

SECTION 5.15 Property Matters.

(a) Sagicor Parties shall remedy any and all access and utility line issues, encroachments or other title matters and/or defects, and identified by Playa during the course of its due diligence and which are initially more particularly described on Schedule 5.15(a) and as such schedule may be supplemented from time to time by Playa, to the satisfaction of Playa in Playa’s sole discretion and at Sagicor Parties sole cost and expense. In that respect, Sagicor Parties shall engage counsel selected by Playa to resolve all such matters and pay all costs and expenses related thereto. The obligations of the Sagicor Parties in this Section 5.15 shall survive Closing. Playa agrees that the items to be added to on Schedule 5.15(a) following the Effective Date shall be limited to solely those items that, in the reasonable discretion of Playa, could have an impact (other than to a de minimis and non-economic extent) on operations of the Business and/or Assets, marketability of title to the Assets, the rights to maintain existing structures on the Real Property or otherwise used in connection with the Business in the condition as they currently exist, utilities provided to and access to the Assets, or Playa’s ability to sell or finance the Assets.

(b) Prior to Closing, the Sagicor Parties shall complete any construction work necessary in order to deliver the Sentry Parcel to Playa at Closing in a completed and operational state, to the satisfaction of Playa in Playa’s sole discretion and at Sagicor Parties sole cost and expense. In the event such construction work is not completed prior to Closing, Playa shall be entitled to a credit against the Exchange Consideration in an amount equal to the anticipated cost in order to complete such items, as such anticipated cost is to be determined in accordance with the procedures set forth in this Section 5.15(b). Playa may propose such anticipated cost to the Sagicor Parties (the “Proposed Cost to Complete”). Upon receipt of Playa’s Proposed Cost to Complete, the Sagicor Parties shall have five (5) business days from the date of receipt thereof to propose an alternative cost to complete such construction work by written notice to Playa, together with reasonable supporting documentation and explanation therefor. If no response is received from the Sagicor Parties within such five (5) business day period, the Proposed Cost to Complete shall be deemed agreed to by the Sagicor Parties and Playa, and such amount shall be credited against the Exchange Consideration at Closing. If the Sagicor Parties propose changes to the Proposed Cost to Complete, the parties shall work together in good faith to agree upon the anticipated cost to complete any such items related to the Sentry Parcel within five (5) business days of such written notice. If the Sagicor Parties and Playa are unable to resolve their disagreements with respect to the anticipated cost to complete such construction work described herein within five (5) business days after Playa’s receipt of such written notice from the Sagicor Parties, then Playa may request that an expert (acting as expert and not as arbitrators) resolve such dispute (the “Expert Determination”). The Expert Determination shall be binding on both parties and shall constitute the agreed upon credit to the Exchange Consideration afforded to Playa in accordance with the terms of this Section 5.15(b). Any costs related to the engagement of the expert in connection with this Section 5.15(b) shall be borne equally by the Sagicor Parties and Playa.

(c) Prior to Closing, the Sagicor Parties shall remedy the violations relating to the Assets which are initially more particularly described on Schedule 5.15(c) and as such schedule may be supplemented from time to time by Playa, to the satisfaction of Playa in Playa’s sole discretion and at Sagicor Parties sole cost and expense. In the event such violations are not remedied within thirty (30) days following Closing, Playa shall control the process to remedy all such violations and engage counsel and any consultants required to resolve all such violations, provided, the Sagicor Parties shall pay all costs and expenses related thereto. The obligations of the Sagicor Parties in this Section 5.15(c) shall survive Closing.

(d) Separation of the Sentry Parcel.

(1) Prior to Closing, the Sagicor Parties shall use best efforts to cause, by way of subdivision and/or transfer (to the extent not transferred at Closign) or otherwise, the portion of Strata 2446 delineated in yellow on the plan attached hereto as Schedule 5.15(d)(1), (collectively, the “Sentry Parcel”) to be legally separated from the remainder of land in Strata 2446 in a manner and subject to terms and conditions acceptable to Playa in Playa’s sole discretion, as well as take any reasonable action requested by Playa in order to effectuate such separation. For the avoidance of any doubt, the Sagicor Parties may not decline to take any reasonable action requested by Playa to achieve the separation of the Sentry Tower as described herein, provided that the cost incurred by the Sagicor Parties shall not exceed the limitations described in the last sentence of this paragraph. In connection therewith, the Sagicor Parties shall vote all their interests in the strata as Proprietors (as defined in the governing documents of Strata 2446) and cause any member of any committee appointed by Sagicor Parties and use best efforts to cause all other Proprietors and members of any committee appointed or elected by such Proprietors to effectuate the foregoing (which shall also include any additional matters affecting the Sentry Parcel submitted to the Executive Committee of Strata 2446 or sub-committee thereof) and diligently follow up with any recalcitrant Proprietor to get their consent therefor in accordance with the overall plan for the legal separation of the Sentry Parcel as agreed to by the parties following the execution hereof and in accordance with Paragraph 6 below. In connection with the foregoing obligations, including the obligation to take any action requested by Playa, the Sagicor Parties shall be solely responsible for any costs and expenses related thereto up to an amount equal to $1,000,000.00, and any amounts expended in excess of $1,000,000.00 but less than $5,000,000.00 shall be borne equally by Playa and the Sagicor Parties. For the avoidance of any doubt, other than such funds described in the immediately preceding sentence, the Sagicor Parties shall not be obligated to expend any additional sums in connection with the aforementioned obligations.

(2) Prior to Closing and prior to the final legal separation of the Sentry Parcel from the remaining portion of Strata 2446 as provided above, the Sagicor Parties shall use their best efforts to procure the amendment of the by-laws of Strata 2446 and any other governing documents of Strata 2446, and any documentation used in connection with the sale or transfer of any portion of Strata 2446, to allow for the operational separation of the Sentry Parcel from the remaining portion of Strata 2446 in such manner that would allow Playa to operate the Sentry Parcel as an all-inclusive hotel to the exclusion of all other Proprietors, and in connection therewith, the separation, and amendments to the governing documents of Strata 2446, shall include, without limitation, provisions for separate budgets, assessments, approvals over alterations, capital expenditure programs, and all other rights and obligations of the Proprietors in Strata 2446 having the practical effect of the Sentry Parcel being operated, managed and used as a separate stand-alone parcel of land and not part of Strara 2446.

(3) In the event any such amendment is unable to be entered into prior to Closing, the Sagicor Parties and Playa shall cooperate in a manner such that the actions of the parties and the operation of Strata 2446 have the practical effect of operating the Sentry Parcel as a separate parcel of land from the remainder of Strata 2446. In relation thereto, the parties shall reconcile the payments made with respect to assessments in a manner such that Playa will be solely responsible for the costs incurred in connection with repairs, maintenance and capital expenditures on the Sentry Parcel, and the Sagicor Parties, together with any of Proprietors, shall be solely responsible for costs incurred in connection with repairs, maintenance and capital expenditures on the remaining portions of Strata 2446. With respect to any components which are shared by the Sentry Parcel and the remainder of Strata 2446, any costs incurred in connection with any repairs, maintenance or capital expenditures shall be apportioned between Playa and the rest of the Proprietors (including the Sagicor Parties) in proportion to their unit entitlements in Strata 2446.

(4) The Sagicor Parties shall use best efforts to appoint Playa or its Affiliate as the hotel manager for Strata 2446, and as the property manager for Strata 2446, responsible for the budgeting, operating, expenses, and overall maintenance of all of the common areas of Strata 2446, and improvements thereon, on terms agreed to by the parties to the extent not covered by the Jewel Grande Management Agreement and which are not inconsistent with the by-laws of the strata corporation as amended from time to time, including, as amended pursuant to paragraph 2 above.

(5) Notwithstanding anything to the foregoing, and in addition to the obligations described herein, the Sagicor Parties agree that at all times it will maintain and hold a sufficient percentage of the voting rights needed when acting in concert with Playa to control Strata 2446 and effectuate the foregoing, and the Sagicor Parties agree that it will not dispose of units in Strata 2446to the extent that any such disposition of units causes the Sagicor Parties and Playa acting jointly to no longer own units, together with any units owned by Playa, sufficient to maintain a sufficient percentage of the voting rights needed to control Strata 2446 and effectuate the foregoing.

(6) Following the execution of this Agreement and prior to Closing, the Sagicor Parties and Playa shall use good faith efforts to negotiate and enter into a detailed plan related to the provisions of this Section 5.15(d).

(7) The obligations of the Sagicor Parties in this Section 5.15(d) shall survive Closing.

SECTION 5.16 Financing Cooperation. Each of the Sagicor Parties agree to provide all reasonable cooperation in connection with any debt, equity or other offering or source of financing by Playa and any of its subsidiaries as may be reasonably requested by Playa (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Sagicor Parties and the Sagicor Parties do not incur any out-of-pocket costs) including, (a) participation in meetings with underwriters, upon reasonable prior notice by Playa, (b) furnishing Playa with pertinent information reasonably available to the Sagicor Parties regarding the Assets and the Business, subject to the terms and conditions of the applicable confidentiality agreements, (c) assisting Playa, to the extent reasonably necessary, in obtaining customary accountants’ comfort letters and consents from the Sagicor Parties’ accountants, which shall include, but not be limited to, any financial statements required to be prepared by auditors under 17 CFR 210.3-05, and (d) assisting with the preparation of customary materials in connection with any such other debt, equity or other offering or source of financing by Playa to the extent such documents described in this clause (d) contain disclosure reflecting or referring to the Sagicor Parties. Notwithstanding the foregoing, the Sagicor Parties shall not be required to take any action pursuant to this Section 5.16 that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the organizational documents of any of each of the Sagicor Parties or any applicable Laws. The Sagicor Parties are to be reimbursed by Playa for any actual reasonable out of pocket costs incurred as a result of the obligations in this Section 5.16.

SECTION 5.17 Transfer of Marks. The Sagicor Parties shall cause Sagicor Life Jamaica Limited (“SLJL”) to transfer all of its rights and interest to any business names and trademarks held by SLJL, and any of the other Assets to which SLJL has an interest, to Playa at Closing.

ARTICLE VI

TAX MATTERS

SECTION 6.01 Tax Indemnities. The Sagicor Parties shall indemnify Playa for and hold Playa harmless from and against (i) the breach of the representations and warranties set forth in Section 3.26 and (ii) any Excluded Taxes.

(a) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be:

(1) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the Closing Date; and

(2) in the case of Taxes imposed on the Sagicor Parties or Sagicor Newco on a periodic basis with respect to the Business or the Assets, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this clause (b) taking into account the type of Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.01(a) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Sagicor Parties or Sagicor Newco.

(b) For purposes of this Article VI, all references to Playa, the Sagicor Parties and Sagicor Newco shall include their respective successors and permitted assigns.

(c) Notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained in Section 3.26 and the covenants and agreements of the parties hereto contained in this Article VI shall survive the Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(d) Each of Playa and Sagicor Parties shall cooperate following the Closing in the preparation of Tax returns and reports of Sagicor Newco.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of Playa. The obligations of Playa to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Playa, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Sagicor Parties contained in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be so true and correct as of that date with the same force and effect as if made as of the Closing; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sagicor Parties on or prior to Closing shall have been either waived by Playa in writing expressly waiving such covenant or agreement or complied with in all respects, and Playa shall have received copies of such resolutions and other documents evidencing performance as Playa may request.

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Sagicor Parties, Sagicor Newco, the Assets, the Business or Playa seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and the Transaction Documents which, in the reasonable, good faith determination of Playa, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect.

(c) Consents and Approvals. Playa shall not be prevented by any positive governmental action or reasonably expect to be prevented from taking over and operating the Business with effect from the Closing pending the issuance of all Required Permits and Necessary Approvals.

(d) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, has had or could have a Material Adverse Effect on the Assets, the Business, the Property or Sagicor Newco.

(e) Due Diligence. Playa shall have completed, or shall have caused to be completed, all outstanding reports and shall have been fully satisfied with the analyses and results set forth therein.

(f) Survey. Playa shall have reviewed a survey of each parcel of Property, which (i) shows no defects, encroachments, Encumbrances or other items interfering with the operations of the Business or the Property or impairing the use, and ownership or value of the Business or the Property other than to a de minimis extent, (ii) confirms the representations of the Sagicor Parties made with respect to the Real Property hereunder, and (iii) shall have attached thereto or thereon a legal description for each of the foregoing parcels or other identifying information satisfactory to Playa.

(g) Estoppels. Playa shall have received all Required Estoppel Certificates.

(h) Affiliate Transactions. All Affiliate Transaction shall have been terminated or settled in full.

(i) Environmental Reports. Playa’s environmental consultants shall have completed to Playa’s satisfaction their inspection and evaluation of the Property, Assets, Business, operations, regulatory status and Liabilities of the Sagicor Parties and shall have delivered to Playa a report on such inspection and evaluation reasonably satisfactory to Playa.

(j) Laws. No Law of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or has the effect of making them illegal.

(k) Proceedings. Unless Playa delivers the Asset Vesting Notice to the Sagicor Parties, all transfers of Assets and schemes of arrangement proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto (including the governing corporate documents for Sagicor Newco, the form of which shall be provided to Playa prior to incorporation) shall be satisfactory in form and substance to Playa and its counsel and the Assets shall be owned by Sagicor Newco free and clear of all Encumbrances other than Permitted Encumbrances, and Playa shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the completion of all proceedings in connection therewith.

(l) Transfer of Assets and Transaction Documents. The Sagicor Parties shall have caused title to the Assets (including title to the Real Property under the Registration of Titles Act) to be registered in the name Sagicor Newco, Playa Newco or its nominee, as applicable, free and clear of all Encumbrances other than the Permitted Encumbrances. Prior to Closing, Playa shall have received and approved each of the Transaction Documents.

(m) Employees. At no cost or expense to Playa, the employment of each of the employees employed at the Business shall have been validly terminated as required hereunder; the Sagicor Parties shall have paid, or arranged for payment in full in the manner provided by this Agreement of, any related redundancy payments and accrued benefits to such employees; and the Sagicor Parties shall have provided to Playa reasonable evidence of such termination and payment or payment arrangement.

(n) Contracts. The written Contracts being assumed by Playa pursuant to the terms hereof shall each have been duly stamped in the amount of any stamp duty due with respect thereto to the extent required by law to be admissible in civil proceedings.

(o) Preliminary Closing Statement. Playa shall have received and approved the Preliminary Closing Statement prior to Closing.

(p) Other Closing Documents. Playa shall have received and approved each of the items specified in Section 2.08.

(q) Discharge of Existing Mortgage. At or prior to the Closing Date, the Existing Mortgage shall be fully paid and discharged.

(r) Termination of Management Agreements. At or prior to the Closing Date, the Sagicor Parties shall deliver to Playa evidence acceptable to Playa confirming that the Aimbridge Management Agreement and the Curio Agreement have been terminated without any further Liability to Sagicor Newco or Playa, as applicable.

(s) Hilton Approvals. Playa, its nominee or Sagicor Newco, as applicable, shall have entered into a new franchise agreement with Hilton on terms and conditions acceptable to Playa in its sole discretion and Playa, its nominee, Sagicor Newco or their Affiliate, as applicable, shall be approved as an operator of the Assets.

SECTION 7.02 Conditions to Obligations of the Sagicor Parties. The obligations of the Sagicor Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the conditions in Section 2.02 and each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Playa contained in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be so true and correct as of that date with the same force and effect as if made as of the Closing; and (ii) the covenants and agreements contained in this Agreement to be complied with by Playa on or prior to Closing shall have been complied with in all material respects;

(b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against the Sagicor Parties, or Playa seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and the Transaction Documents which, in the reasonable, good faith determination of the Sagicor Parties, is likely , in the reasonable, good faith determination of the Sagicor Parties to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect.

(c) Other Closing Documents & Matters. The Sagicor Parties shall have received and approved each of the items specified in Section 2.03 and 2.09.

SECTION 7.03 Failure of Condition. Each of the Sagicor Parties and Playa shall use commercially reasonable efforts, at no cost or expense to such parties other than those required by this Agreement, to satisfy, by the Closing Date, such conditions as are stated herein to the extent the satisfaction of such conditions is within its control. In the event of any failure of any of the conditions stated herein, which failure is not a result of a breach of or default under this Agreement by the Sagicor Parties or Playa, respectively, the sole right of the party benefited by such condition with respect to such failure shall be either (i) to terminate this Agreement by delivering written notice of such termination to the other Party in electronic format, on or prior to the Closing Date, in which event, this Agreement shall be terminated and neither party shall have any further rights or obligations under this Agreement, except those which expressly survive such termination; or (ii) waive in writing the satisfaction of such condition and proceed to Closing in accordance with and subject to the terms of this Agreement.

SECTION 7.04 Cooperation. Playa and the Sagicor Parties each hereby agree to use good faith efforts to cooperate with the other to proceed, as promptly as is reasonably practicable, to seek to obtain all Necessary Approvals and Required Permits from any applicable Governmental Authorities, lenders, or other third parties required to consummate the transaction contemplated by this Agreement, and to endeavor to comply with all other legal and contractual requirements for the consummation of the transaction contemplated by this Agreement and in accordance herewith.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Survival of Indemnities.

(a) The representations and warranties, and the corresponding indemnification obligations of the Sagicor Parties and Playa contained in this Agreement and in the Transaction Documents shall survive the Closing until the expiration of the applicable statute of limitations unless otherwise specified herein.

(b) All Losses of the Indemnified Parties may be set off against amounts payable to or for the benefit of any Sagicor Party or Playa Newco arising from the Playa Shares, at the election of such Playa Indemnified Party.

(c) JCSD, X Fund Properties, SPIFL and X Fund Limited shall at all times maintain a Net Worth of at least $50,000,000.00. This covenant contained in this Section 8.01(c) shall survive Closing. At the culmination of each calendar quarter, an officer of each Sagicor Party or a third party certified public accountant shall execute a written certificate for the benefit of Playa confirming that each Sagicor Party is in compliance with the Net Worth requirement described in this Section 8.01(c). For the purposes hereof, “Net Worth” means total tangible assets less liabilities.

SECTION 8.02 Indemnification. (a) Playa and following the Closing if a share exchange is implemented Sagicor Newco and their respective Affiliates, and their respective partners, shareholders, members, officers, directors, employees, agents, successors and assigns (the “Playa Indemnified Parties”) and the Sagicor Parties and following the Closing if a share exchange is implemented Playa Newco, and their respective Affiliates, and their respective partners, shareholders, members, officers, directors, employees, agents, successors and assigns (the “Sagicor Indemnified Parties”, which collectively with the Playa Indemnified Parties are hereinafter referred to as the “Indemnified Parties” and each an “Indemnified Party”) shall be indemnified and held harmless jointly and severally by the other parties hereto (each an “Indemnifying Party”) for and against any and all losses, damages (including incidental and/or consequential damages), claims, Liabilities, Taxes, costs and expenses (including settlement costs), interest, awards, judgments and penalties (including reasonable attorneys’, paralegal and consultants’ fees and expenses) actually suffered or incurred by them (collectively, “Losses”):

(1) arising out of, caused by or resulting from (1) the breach of any representation or warranty made by the Indemnifying Party contained in this Agreement or any Transaction Document or (2) the breach of or failure to perform any covenant or agreement by the Indemnifying Party contained in this Agreement or any Transaction Document, including any such covenants or agreements which survive Closing, (3) Sagicor Parties’ failure to remedy any and all matters described on Schedules 5.15(a), 5.15(b), and 5.15(c) in accordance with the terms and conditions of Sections 5.15(a), 5.15(b), and 5.15(c), including, without limitation, the incurrence of any increased GCT tax imposed as a result of a failure to remedy any such matters, any fines, assessments or penalties imposed as a result of a failure to remedy any such matters, or any losses due to a closure of any of the Assets due to a failure to remedy any such matters, or (4) failure of Sagicor Parties in curing all violations related to Palmyra prior to Closing, including, any that arise from not having a valid JTB License at Closing for this hotel, and (5) from any events or circumstances related to the ownership, use or operation of the Business, the Assets or Sagicor Newco at or prior to Closing including, without limitation, any transfers of Assets into Sagicor Newco and the schemes of arrangement contemplated under Section 2.01; or

(2) incurred by any Playa Indemnified Party as a result of any third party claim against any Playa Indemnified Party if, but only to the extent that, such claim and resultant Losses arise out of, are caused by or result from (1) any events or circumstances related to the ownership, use or operation of the Business or the Property at or prior to Closing, or (2) any actions or omissions of the Sagicor Parties or any of their respective Affiliates or any of their respective employees or other agents after Closing.

(b) To the extent that an Indemnifying Party’s undertakings set forth in this Section 8.02 may be unenforceable, the Indemnifying Party shall contribute the maximum amount that it is permitted to contribute under applicable Law or pursuant to the terms hereof to the payment and satisfaction of all Losses incurred by the Indemnified Parties.

(c) Nothing contained in this Article VIII shall in any way limit any remedies available to the parties at law or in equity.

SECTION 8.03 Notice of Loss; Third Party Claims. An Indemnified Party may give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(a) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, as promptly as practicable but within 10 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of their obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that they may have to any Indemnified Party other than under this Article VIII. If the Indemnifying Party acknowledges in writing their obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if notice of the intention to do so is given to the Indemnified Party within 10 days of the receipt of notice from the Indemnified Party. If the Indemnified Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. If the Indemnifying Party is conducting the defense against any such Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the expense of the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or control relating thereto as are reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the expense of the Indemnifying Party all such witnesses, records, materials and information in Indemnifying Party’s possession or control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

SECTION 8.04 Effect of Investigation or Closing on Representation and Warranties. Neither the investigation nor inspection by Playa or its Affiliates of the Business or the Assets or due diligence performed with respect to Sagicor Newco or any Sagicor Party, nor the execution or delivery of this Agreement, shall in any manner abrogate, diminish or affect the representations, warranties, covenants or indemnities made by the Sagicor Parties in this Agreement except as may be expressly provided in any representation or warranty or any schedule referred to in such representation and warranty.

SECTION 8.05 Limitation on Indemnity: The indemnity provisions in this Article VIII shall be subject to the following limitations:

(a) Time Limit. The representations and warranties contained in Section 3.01, 3.02, 3.03, 3.04, 3.05, 3.06(a), 3.07, 3.08, 3.09, 3.10, 3.12, 3.13, 3.21, 3.34, and 3.36 shall survive Closing for an indefinite period of time, and the Sagicor Parties shall indemnify the Indemnified Parties for any and all Losses resulting from a breach thereof. The Sagicor Parties shall be liable for any Claim resulting from (i) a breach of the representations and warranties contained in Section 3.06(b) and 3.06(c) hereof if such Claim is asserted within three (3) years from the Closing Date, (ii) a breach of the representations and warranties in Section 3.07(a) and 3.07(b) for so long as any shareholder, booking agent, underwriter or the Securities and Exchange Commission may bring a claim in connection therewith under any applicable law, including United States securities laws, United States federal law, Jamaican law, Dutch law, or any other applicable law, and (iii) a breach of the representations and warranties contained in Section 3.34 and 3.36 hereof if such Claim is asserted within ten (10) years from the Closing Date.

(b) Threshold for Claims. The Indemnifying Party shall not be liable for any Claim unless the aggregate amount of the expected liability for all Claims exceeds $75,000 (in which case the Indemnified Party shall be entitled to claim the whole amount of such Losses and not merely the excess above $75,000).

(c) Cap on Losses. The aggregate amount of the liability of the Indemnifying Party for all Claims shall not exceed Three Hundred Twenty Five Million and NO/100 US Dollars ($325,000,000.00).

(d) Insured Claims. The Indemnifying Party’s liability in respect of any Claim shall be reduced by an amount equal to any loss or damage to which the Claim related which has actually been recovered under a policy of insurance (after deducting any costs incurred in making such recovery including the amount of any excess or deductible and any Tax incurred as a result of the receipt of such recovery and taking into account any increased premium); provided, however, the Indemnified Party shall not be required to first make a Claim under a policy of insurance prior to making such Claim against the Indemnifying Party.

(e) Double Recovery. The Indemnified Party shall be entitled to make more than one Claim arising out of the same subject matter, fact, event or circumstance, but shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage or deficiency regardless of whether more than one Claim arises in respect of it, provided, however, the Indemnified Party shall not be required to assert a Claim against a third party prior to making such Claim against the Indemnifying Party.

SECTION 8.06 Tax Treatment. For Tax purposes, the parties shall report and treat any indemnity payments made under any provision of this Agreement as an adjustment to the Exchange Consideration. To the extent any amounts payable hereunder shall fail to qualify as an adjustment of the Exchange Consideration, such sums shall be paid free and clear of all deductions or withholds (including any Taxes and governmental charges of any nature) unless the deduction or withholding is required by law, in which event, or in the event that the Indemnified Party shall or will incur any liability for Tax in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by such Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for Taxes been incurred. If the Indemnified Party at a later time receives a credit for the Taxes previously deducted or withheld, the amount of any such credit shall be paid to the Indemnifying Party unless prohibited by applicable law or would result in any adverse Tax consequences to the Indemnified Party.

ARTICLE IX

DEFAULT

SECTION 9.01 Sagicor Parties Default. In the event that the Sagicor Parties default in their obligations hereunder and such default is not cured within ten (10) Business Days after receipt of a default notice from Playa (provided that, there shall be no notice or cure period for the failure to consummate the Closing as and when required hereunder), Playa’s sole and exclusive remedy shall be to either (i) bring an action for specific performance of Sagicor Parties’ obligations to close under this Agreement; or (ii) terminate this Agreement by written notice of termination given to Sagicor, in which event the Sagicor Parties shall reimburse Playa for the actual out of pocket cost and expenses incurred by Playa in connection with the negotiation and documentation of this Agreement, Playa’s due diligence and Playa’s preparations to close the transaction contemplated hereby, up to and including the amount of $2,000,000.00, and neither Party shall thereafter have any liability hereunder to the other Party (except as expressly stated otherwise in this Agreement). For the avoidance of doubt, neither the grant of specific performance nor the foregoing $2,000,000.00 limit on the Sagicor Parties’ reimbursement of Playa’s costs and expenses shall not apply to any costs and expenses (including reasonable attorney’s fees) incurred by Playa in enforcing its right to collect such reimbursement from the Sagicor Parties. In the event that any circumstances existing at the time of the default by the Sagicor Parties, in Playa’s sole discretion, makes it impractical or impossible for Playa to pursue specific performance of the Sagicor Parties’ obligations under this Agreement, Playa shall be entitled to pursue the Sagicor Parties for any and all remedies available under applicable law or principles of equity.

SECTION 9.02 Playa Default. In the event that Playa fails to consummate the Closing of the transaction as and when required hereunder, the Sagicor Parties sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Playa, (i) in which event Playa shall reimburse the Sagicor Parties for the actual out of pocket cost and expenses incurred by the Sagicor Parties in connection with the negotiation and documentation of this Agreement and the Sagicor Parties’ preparations to close the transaction contemplated hereby, up to and including the amount of $500,000, and (ii) neither party shall thereafter have any liability hereunder to the other party (except as expressly stated otherwise in this Agreement). For the avoidance of doubt, the foregoing $500,000 limit on Play’s reimbursement of the Sagicor Parties’ costs and expenses shall not apply to any costs and expenses (including reasonable attorney’s fees) incurred by the Sagicor Parties in enforcing its right to collect such reimbursement from Playa.

SECTION 9.03 Remedies Exclusive. By the express agreement of Playa and the Sagicor Parties, the remedies set forth in this Article IX constitute the sole remedies at law or in equity available to parties on account of the other party’s breach of its obligations to close under this Agreement, provided, however, to the extent any terms or provisions of this Agreement are expressly stated to survive the Closing and transfer of title to the Assets or the termination of this Agreement, Playa and the Sagicor Parties shall each have all remedies with respect thereto as may be available at law or in equity. In no event, however, shall either Party be liable for any consequential, special, indirect or punitive damages.

ARTICLE X

CASUALTY

SECTION 10.01 Material Casualty. If the Assets or any portion thereof is damaged or destroyed by fire or any other casualty prior to Closing (a “Casualty”), Sagicor Parties shall give written notice of such Casualty to Playa promptly after the occurrence of such Casualty. If the amount of the repair, restoration or replacement required by a Casualty equals or exceeds Seven Million and NO/100 United States Dollars (US$7,000,000.00) as determined by Playa in its reasonable discretion (a “Material Casualty”), then Playa shall have the right, in its sole discretion, to (i) terminate this Agreement in which event neither party shall thereafter have any liability hereunder to the other party (except as expressly stated otherwise in this Agreement), or

(ii) proceed to Closing, without terminating this Agreement, in which case Sagicor Parties shall (A) credit the amount of the applicable insurance deductible against the Exchange Consideration, and (B) transfer and assign to Playa all of Sagicor Parties’ right, title and interest in and to all proceeds from all casualty policies (including, lost profits insurance for the period from and after Closing) maintained by Sagicor Parties with respect to the Assets affected by such Casualty; provided, however, that until such time as Playa receives written confirmation from the applicable insurer, reasonably satisfactory to Playa, acknowledging the assignment of such claim and agreeing to acknowledge Playa as the insured under such policies for purposes of such claim, Sagicor Parties shall continue to use commercially reasonable efforts to pursue the insurance proceeds thereunder on behalf of Playa. Playa shall make an election under this Section 10.01 by giving written notice to Sagicor Parties on or before twenty (20) days after Sagicor Parties’ delivery to Playa of written notice of such Casualty. If Playa fails to make an election under this Section 10.01 within such twenty (20) day time period, Playa shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (i) of this Section 10.01. If the Closing Date is scheduled to occur within Playa’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

SECTION 10.02 Non-Material Casualty. In the event of any Casualty which is not a Material Casualty and with respect to which at least eighty-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Sagicor Parties’ insurance policies, as determined by Playa in its reasonable discretion, then Playa shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Sagicor Parties shall (A) credit the amount of the applicable insurance deductible against the Exchange Consideration, and (B) transfer and assign to Playa all of Sagicor Parties’ right, title and interest in and to all proceeds from all casualty policies (including, lost profits insurance for the period from and after Closing) maintained by Sagicor Parties with respect to the Assets; provided, however, that until such time as Playa receives written confirmation from the applicable insurer, reasonably satisfactory to Playa, acknowledging the assignment of such claim and agreeing to acknowledge Playa as the insured under such policies for purposes of such claim, Sagicor Parties shall continue to use commercially reasonable efforts, but at no material cost to Sagicor Parties, to pursue the insurance proceeds thereunder on behalf of Playa. In the event of any Casualty which is not a Material Casualty and with respect to which less than eighty-five percent (85%) of the amount of the repair, restoration or replacement required by such Casualty is covered by Sagicor Parties’ insurance policies, as determined by Playa in its reasonable discretion, then the provisions of Section 10.01 above shall apply as if such Casualty were a Material Casualty.

SECTION 10.03 Termination due to Casualty. In the event that Playa is entitled to terminate this Agreement due to a Casualty, as described in Sections 10.01 and 10.02, and such Casualty does not affect all parcels of Real Property to be acquired by Playa hereunder through Sagicor Newco, Playa may elect to proceed to closing on the parcels of Real Property which remain unaffected by the Casualty with a reduction of the consideration of $325,000,000.00 equal to the portions of the consideration allocated to such affected parcels of Real Property, as such allocations are to be determined in accordance with Section 2.11.

ARTICLE XI

CONDEMNATION

SECTION 11.01 Material Condemnation. In the event of any actual or threatened condemnation or taking pursuant to the power of eminent domain of all or any portion of the Assets, or any proposed sale in lieu thereof (a “Condemnation”), Sagicor Parties shall give written notice of such Condemnation to Playa promptly upon Sagicor Parties’ receipt of notice of such Condemnation. If the Condemnation would (i) result in any material reduction or restriction in access to the Assets or the Improvements, or (ii) have a materially adverse effect on the operation of the Assets or Improvements as determined by Playa in its reasonable discretion (a “Material Condemnation”), then Playa shall have the right, in its sole discretion, to (A) terminate this Agreement, in which case neither party shall thereafter have any liability hereunder to the other party (except as expressly stated otherwise in this Agreement), or (B) proceed to Closing, without terminating this Agreement, in which case Sagicor Parties shall assign to Playa all of Sagicor Parties’ right, title and interest in all proceeds and awards from such Condemnation. Playa shall make an election under this Section 11.01 by giving written notice to the Sagicor Parties within twenty (20) days after Sagicor Parties’ delivery to Playa of written notice of such Condemnation. If Playa fails to make an election under this Section 11.01 within such time period, Playa shall be conclusively deemed to have elected to proceed to Closing pursuant to clause (A) of this Section 11.01. If the Closing Date is scheduled to occur within Playa’s twenty (20) day election period, the Closing Date shall be extended until the tenth (10th) day after the expiration of such twenty (20) day election period.

SECTION 11.02 Non-Material Condemnation. In the event of any Condemnation of any Assets other than a Material Condemnation, Playa shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Sagicor Parties shall assign to Playa all of Sagicor Parties’ right, title and interest in all proceeds and awards from such Condemnation.

SECTION 11.03 Termination due to Condemnation. In the event that Playa is entitled to terminate this Agreement due to a Condemnation, as described in Sections 11.01 and 11.02, and such Condemnation does not affect all parcels of Real Property to be purchased by Playa hereunder, Playa may elect to proceed to closing on the parcels of Real Property which remain unaffected by the Condemnation with a reduction of the consideration of US$325,000,000.00 equal to the portions of the consideration allocated to such affected parcels of Real Property, as such allocations are to be determined in accordance with Section 2.11.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01 Expenses; Prevailing Parties. Except as otherwise specified in this Agreement, each of Playa and the Sagicor Parties shall bear its/their own costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated herein and therein, whether or not the Closing shall have occurred, except that in the event any Action is commenced related to the enforcement of this Agreement, the party that prevails in any such Action shall be entitled to be reimbursed by the other party for all of its costs and expenses, including, attorneys’ fees, incurred in connection with such Action. For the avoidance of doubt, the Sagicor Parties, and not Sagicor Newco, shall pay the expenses of its advisors (including attorneys and accountants) in connection with this Agreement and the transactions contemplated hereby.

SECTION 12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Sagicor Parties:

Sagicor Life Jamaica Limited

28-48 Barbados Avenue

Kingston 5

Jamaica

Attention: Mrs. Janice Grant-Taffe

Email: Janice_GrantTaffe@sagicor.com

with a copy to:

Patterson Mair Hamilton

Temple Court

85 Hope Road

Kingston 6

Jamaica

Attention: Trevor Patterson

Email: tpatterson@pmhlaw.net

(b)	if to Playa:

c/o Playa Hotels & Resorts

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, Florida 33323

Attention: David Camhi

Email: david.camhi@playaresorts.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue

Miami, Florida 33131

Attention: Steven Bassin, Esq.

Email: bassins@gtlaw.com

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused, provided that, with respect to notices via email, such notice shall be deemed given on the date of receipt if delivered during the regular business hours on a Business Day, or otherwise on the next succeeding Business Day. The inability to deliver a notice because of a changed address of which proper notice was not given in accordance with this Section 10.02 shall be deemed a refusal of such notice.

SECTION 12.03 Public Announcements. Neither the Sagicor Parties nor Playa or any of their respective Affiliates shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of other Party which may be withheld in other Party’s sole discretion, unless, and only to the extent, otherwise required by Law or the rules of any relevant stock exchange and the non-disclosing party or parties shall cooperate with disclosing Party as to the timing and contents of any such press release, public announcement or communication. Upon the execution of this Agreement, the Sagicor Parties and Playa shall be entitled to issue a separate press release or other public announcement related thereto and Sagicor Parties and Playa shall be entitled to disclose certain details of the transaction as may be required pursuant to applicable Laws or the rules of any stock exchange; provided, however, any such press release or public announcement shall be approved by Playa and Sagicor Parties prior to any such press release or public announcement being disseminated to the public.

SECTION 12.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 12.05 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Sagicor Parties and Playa with respect to the subject matter hereof and thereof, including, without limitation, the Term Sheet. The Recitals set forth above are true and correct and by this reference are incorporated herein and made a part hereof. The Exhibits, Schedules and the Disclosure Schedule attached hereto are by this reference incorporated herein and made a part hereof.

SECTION 12.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of all parties hereto; provided, however, that notwithstanding anything contained herein to the contrary, Playa may assign this Agreement to any of its Affiliates, now or hereinafter existing, or may nominate in writing any of its Affiliates to carry out the obligations hereunder, in its sole discretion and without the prior written consent of the Sagicor Parties provided that in the event of any such assignment or nomination, Playa shall remain liable for the obligation assumed by it hereunder. For the avoidance of doubt, any Affiliate to which rights and obligations are transferred, or any Affiliate named as nominee pursuant to this Section 12.06 shall be deemed a party hereto for all purposes hereof. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

SECTION 12.07 Amendment. This Agreement may not be amended or modified except by (a) an instrument in writing signed by or on behalf of the Sagicor Parties and Playa or (b) a waiver in accordance with Section 12.08.

SECTION 12.08 Waiver. A party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 12.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (other than the provisions of Articles VI and VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 12.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 12.11 Governing Law; Jurisdiction and Venue. Except as otherwise provided herein, this Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by the laws of the State of Florida, without application of conflicts of law principles. Except as otherwise provided herein, any legal proceeding relating to this Agreement shall be brought and heard exclusively in the state or federal courts located in Broward County, Florida and the parties hereby irrevocably consent and submit to personal jurisdiction exclusively in said courts. Playa and the Sagicor Parties each irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any State or Federal courts situated in the Broward County of the State of Florida, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum; provided that any legal proceeding relating to the enforcement of specific performance may be brought in the courts of Jamaica and the interpretation, performance and enforcement of this Agreement in relation to such specific performance action shall be governed by Jamaican law.

SECTION 12.12 Mutual Drafting. This Agreement is the result of the joint efforts of all parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties, and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

SECTION 12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 12.14 Interpretation. Where appropriate in the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular, and the past, present and future tenses shall each be deemed to include the others.

SECTION 12.15 Time is of the Essence. Time is of the essence of all of the terms and conditions of this Agreement.

SECTION 12.16 Joint and Several. All obligations, representation, warranties and covenants of the Sagicor Parties hereunder are joint and several.

SECTION 12.17 Further Assurances. Each of the Sagicor Parties and Playa agrees to do, execute, acknowledge and deliver all such further acts, instruments and assurances as to take all such further action after the date hereof as shall be necessary or desirable to fully carry out this Agreement and to fully consummate the transaction contemplated by this Agreement.

SECTION 12.18 Independent Covenants. Each representation, warranty, covenant and condition set forth in this Agreement is intended to be an independent provision, and the accuracy, performance or satisfaction of any such provision shall have no effect on any other provision hereof or the accuracy, performance or satisfaction thereof, regardless of whether such provisions are similar.

SECTION 12.19 Electronic Signatures. Electronic scanned PDF signatures shall be deemed binding upon the Parties and shall have the same evidentiary weight as the originals.

SECTION 12.20 Business Days. For purposes of this Agreement, “Business Day” means any day on which business is generally transacted by banks in Jamaica and New York City, New York, USA. If a date or the expiration date of any period that is set out in any paragraph of this Agreement falls upon a day that is not a Business Day, then, in such event, the date or expiration date of such period shall be extended to the next Business Day.

SECTION 12.21 No Reliance. Other than the representations and warranties expressly provided for herein, each of the Sagicor Parties and Playa is not relying on and has not relied on any statements, promises, information or representations made or furnished by such other party or any broker, agent or any other person purporting to represent any such party, but rather is relying solely on its own expertise and on the expertise of its consultants and inspections and investigations conducted by such parties.

[EXECUTION PAGES FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

SAGICOR PARTIES:

X FUND PROPERTIES LIMITED

By:	/s/ Richard Byles
Name:	Richard Byles

Title:

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:

SAGICOR REAL ESTATE X FUND LIMITED

By:	/s/ Richard Byles
Name:	Richard Byles

Title:

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:

SAGICOR POOLED INVESTMENT FUND LIMITED

By:	/s/ Richard Byles
Name:	Richard Byles
Title:

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

JCSD TRUSTEE SERVICES LIMITED

By:	/s/ Richard Byles

Name:	Richard Byles

Title: Attorney-in-Fact

By:	/s/ Christopher Zacca

Name:	Christopher Zacca

Title: Attorney-in-Fact

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PLAYA:

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Chairman and CEO

Schedule 1.01

DEFINITIONS

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and provided, further, that an Affiliate of any Person shall also include (i) any Person that directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (ii) any officer, director, trustee or beneficiary of such Person, (iii) any spouse, parent, sibling or descendant of any Person described in clauses (i) or (ii) above, and (iv) any trust for the benefit of any Person described in clauses (i) through (iii) above or for any spouse, issue or lineal descendant of any Person described in clauses (i) through (iii) above.

“Affiliate Transactions” shall have the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Asset Vesting Notice” has the meaning set forth in Section 2.02(c).

“Assets” has the meaning set forth in Section 2.02(a).

“Bookings” has the meaning set forth in Section 2.02(a)(11).

“Books and Records” has the meaning set forth in Section 2.02(a)(10).

“Business” means the ownership, occupancy, development, leasing, use and operation of the hotels located on the Real Property, including, the operations of the food and beverage outlets therein, and the use of all of the other Assets in connection therewith.

“Business Day” has the meaning set forth in Section 12.20.

“Cash Element” has the meaning set forth in Section 2.03(a)(1).

“Casualty” has the meaning set forth in Section 10.01.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” means the date on which the Closing occurs.

“Condemnation” has the meaning set forth in Section 11.01.

“Confidential Information” means all information or material, written or oral, whether or not marked confidential, relating to: (x) the Business and Sagicor Newco, the contemplated transaction herein or that could have commercial value or other utility in the business in which Playa or its Affiliates are engaged that is not generally part of the public domain available to others or (y) Playa and/or the Playa Shares that is not generally part of the public domain available to others or (z) the Sagicor Parties and/or Playa Newco that is not generally part of the public domain available to others. Confidential Information also includes all information relating to: (i) Sagicor Newco and/or the Business; (ii) Playa and/or the Playa Shares or (iii) the Sagicor Parties or Playa Newco, the unauthorized disclosure of which could be detrimental to the interests of Playa or the Sagicor Parties or their respective Affiliates or their respective owners, executive officers, directors, managers, clients, suppliers, licensees or licensors whether or not such information is identified as Confidential Information. By way of illustration, Confidential Information shall include, but not be limited to, as the following may relate to (a) Sagicor Newco or Playa Newco, (b) the Business, (c) Playa and/or the Sagicor Parties; (d) and any of the following owned of controlled by any of the foregoing parties; namely: data, data files, computer process systems, computer software, innovations, marketing plans, business plans, strategies, forecasts, technical information, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, trade secrets, scientific or statistical data, diagrams, drawings, specifications, payroll and financial information, names, buying habits or practices of any clients, suppliers, licensees or licensors lead lists, names of vendors and suppliers, names of employees, names of licensees and licensors, names of clients, production costs, product documentation, development work and other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by or on behalf any of the Sagicor Parties or Playa , as the case may be, or their respective representatives or Affiliates, which contain or otherwise reflect or are generated from such information.

“Contract” means any agreement, contract, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), which is, or is intended to be, legally binding which is material to the Business or which imposes a material obligation and is not terminable upon 30 days’ notice or less.

“Curio Agreement” shall mean collectively that certain Franchise Agreement: Jewel Beach Resort & Spa Paradise Cove, Runaway Bay, Curio Collection by Hilton, by and between Hilton Worldwide Franchising LP and Sagicor Life Jamaica Limited, as managing agent for Sagicor Sigma Funds, and that certain Franchise Agreement: Jewel Beach Resort & Spa Dunn’s River, Ocho Rios, Curio Collection by Hilton, by and between Hilton Worldwide Franchising LP and Sagicor Life Jamaica Limited, as managing agent for Sagicor Sigma Funds.

“Curio Merchandise” has the meaning set forth in Section 2.06(b)(9).

“Curio Name Property” has the meaning set forth in Section 2.06(b)(9).

“Current Employees” has the meaning set forth in Section 3.23(a).

“Cut-Off Time” has the meaning set forth in Section 2.06(a).

“Depositors” has the meaning set forth in Section 2.06(e)(2).

“Development Rights” means any development rights, air rights, entitlements, approvals, Permits and other similar plans related to the development or re-development of any Real Property including, related to the development shown on the Plans.

“Disclosure Schedule” means the Disclosure Schedule attached to this Schedule 1.01 as Exhibit A, dated as of the Effective Date, delivered by the Sagicor Parties to Playa in connection with this Agreement.

“Due Diligence Materials” has the meaning set forth in Section 3.34.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“Employee Plan” has the meaning set forth in Section 3.24(a)

“Encumbrance” means any security interest, pledge, charge, hypothecation, mortgage, lien (including without limitation environmental and tax liens), violation, caveat, charge, caution, restriction, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or Environmental Permit, including, without limitation (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, planning, building, health, safety, natural resources or Hazardous Materials.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Environmental Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Equipment Leases” has the meaning set forth in Section 2.02(a)(8).

“Excluded Taxes” means (i) Taxes imposed on or payable by Sagicor Newco or the Sagicor Parties for any taxable period that ends on or before the Closing Date, (ii) with respect to Straddle Periods, Taxes imposed on Sagicor Newco or the Sagicor Parties which are allocable, pursuant to Section 6.01(b), to the portion of such period ending on the Closing Date and (iii) any Taxes attributable to the activities of Sagicor Newco or the Sagicor Parties for the period on or before the Closing Date regardless of when such Taxes are payable, including, without limitation, any transfer taxes, stamp duties, registration taxes, or GCT, including with respect to the transfer of the Assets to Sagicor Newco, including transfer, stamp, registration and other similar taxes related to the execution and delivery of this Agreement and all transactions conducted in relation thereto, including, without limitation, the vesting of the Assets to Sagicor Newco and the scheme of arrangement contemplated in Section 2.01, and any other taxes Sagicor Parties are obligated to pay pursuant to the terms hereof.

“Existing Mortgage Modification” has the meaning set forth in Section 5.09.

“Existing Mortgages” means the following equitable mortgages and collateral debentures creating charges over the real, tangible and intangible property and assets belonging to the hotel known as Hilton Rose Hall Resort & SPA, Montego Bay, Saint James, Jamaica; namely (i) mortgage deed dated February 13, 2015 and collateral debenture dated as of the same date; (ii) mortgage deed dated April 26, 2016 and collateral debenture dated as of the same date; and (iii) mortgage deed dated October 25, 2017 and collateral debenture dated as of the same date.

“Final Statement” shall have the meaning set forth in Section 2.06(d).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, in effect from time to time applied consistently throughout the period involved means generally accepted generally accepted accounting principles of the United States.

“Governmental Authority” means any nation or government, any federal, national, supranational, state, island, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Hilton” has the meaning set forth in Section 5.13.

“Hilton Franchise Agreement” shall mean that certain Franchise Agreement for the Hilton Rose Hall Resort & SPA Montego Bay, Jamaica between Hilton and X Fund Properties Limited.

“IFRS” has the meaning set forth in Section 2.06(c).

“Improvements” means all buildings, structures, landscaping, fencing, docks, pool decks, roads, and all other improvements (including, without limitation, all infrastructure improvements) now or hereafter attached to, placed, erected, constructed or developed (above and below any land or body of water) on any portion of the Real Property or any other property used by in connection with the Business or otherwise affixed thereto in such manner that such items are not deemed to be personal property under applicable Law.

“Indemnified Party” has the meaning set forth in Section 8.02.

“Insurance” means those certain insurance policies maintained by the Sagicor Parties or Sagicor Newco in owning and operating the Business, consistent with past practice.

“Intellectual Property” has the meaning set forth in Section 2.02(a)(5).

“Interim Financial Statements” has the meaning set forth in Section 3.07(a).

“Inventories” has the meaning set forth in Section 2.02(a)(4).

“IRS” means the Internal Revenue Service of the United States.

“Jewel Brand Owner” shall mean Sagicor Life Jamaica Limited.

“Jewel Grande Management Agreement” shall mean that certain Management Agreement, by and between certain affiliates of Playa and X Fund Properties Limited for the management of the Jewel Grande Montego Bay Resort & Spa, in the form attached hereto as Exhibit B.

“Key Sagicor Persons” means Richard Byles, Christopher Zacca, Ivan Carter and Philip Armstrong.

“Land” has the meaning set forth in Section 2.02(a)(1).

“Law” means any federal, national, supranational, state, island, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law, including without limitation, common law, building codes, zoning or land use laws or other laws pertaining to health, safety or public welfare.

“Leasehold Property” means the leasehold interest in all that certain Lease for a term of fifty (50) years between National Hotels and Properties Limited, as Lessor and Life of Jamaica Limited, as Lessee dated March 7, 1990 and commencing January 18, 1990 and being the registered Lease No. 607229 as transferred to JCSD Trustee Services Limited by Transfer No. 1230757, Transfer No. 1852158 and Transfer No. 1894318 in respect of all that parcel of land comprised in the Certificate of Title registered at Volume 1052 Folio 872 in the Register Book of Titles.

“Liabilities” means any and all debts, liabilities and obligations, including all costs and expenses relating thereto, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Losses” has the meaning set forth in Section 8.02.

“Manager” has the meaning set forth in Section 2.02(b).

“Material Adverse Effect” means (i) any material adverse effect or material adverse change on the Business, Assets, Liabilities, results of operations, condition (financial or otherwise), or prospects of the Business, including, without limitation, any unilateral modification of any Law or a new interpretation of any existing Law by any Governmental Authority that would likely diminish or impair Playa’s ability to operate the Business after Closing consistent with the manner in which the Business was operated prior to Closing or (ii) with respect to any Sagicor Party a material adverse change in or effect on (including any material delay) the ability of such Sagicor Party to perform its obligations hereunder or under the Conveyance Document.

“Material Casualty” has the meaning set forth in Section 10.01.

“Material Condemnation” has the meaning set forth in Section 11.01.

“MF&G” means Myers, Fletcher & Gordon, Attorneys-at-law.

“Necessary Approvals” has the meaning set forth in Section 2.08(c).

“Outside Conveyance Date” has the meaning set forth in Section 2.02(c).

“Permits” has the meaning set forth in Section 2.02(a)(6).

“Permitted Encumbrances” shall mean the Permitted Encumbrances specifically described in Schedule 2.02(a)(1)(i) together with the restrictive covenants and easements as endorsed on the Certificates of Title listed in the said Schedule 2.02(a)(1)(i).

“Person” means any individual, partnership, firm, corporation, limited liability partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Plans” has the meaning set forth in Section 2.02(a)(6).

“Playa” shall mean Playa Hotels & Resorts N.V.

“Playa Newco Shares” means either (i) the 100 ordinary shares in the capital of Playa Newco and being all of the shares issued by Playa Newco, or (ii) any new shares that may be required to be issued by Playa Newco in order to consummate the scheme of arrangement described in Section 2.01 hereof.

“Playa Securities” shall mean a convertible bond, an option, a warrant or a contractual right or any other alternative instrument acceptable to the parties that would allow the holder thereof to be issued Playa Shares in the amount as required pursuant to this Agreement immediately following Closing.

“Playa Shares” shall mean shares in Playa.

“PMH” has the meaning set forth in Section 2.08(q).

“Preliminary Closing Statement” has the meaning set forth in Section 2.06(c).

“Property” means either Sagicor Newco Shares, or if Playa has delivered to the Sagicor Parties the Asset Vesting Notice, the Assets.

“Proprietors” has the meaning set forth in Section 5.15(d).

“Property Taxes” means the amount assessed and payable for property tax by Tax Administration Jamaica in respect of each parcel of the Land.

“Real Property” has the meaning set forth in Section 2.02(a)(2).

“Receivables” means the rights of the Sagicor Parties or Sagicor Newco or Sagicor Jamaica to receive rental payments or other income or amounts owing to the Sagicor Parties or Sagicor Newco or Sagicor Jamaica in connection with the operation of the Business and the use of the Assets.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Environmental Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Required Estoppel Certificates” shall mean the estoppel certificates in the forms attached hereto as Exhibits D-1 and D-2.

“Required Permits” shall mean the licenses and permits listed in Section 3.06(c) of the Disclosure Schedule.

“Requirements of Law” means (a) the organizational documents of an entity, and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject including, without limitation, laws, ordinances and regulations pertaining to the zoning, occupancy and subdivision of real property.

“Reservation Deposits” has the meaning set forth in Section 2.02(a)(11).

“Reservations” has the meaning set forth in Section 2.02(a)(11).

“Retained Baggage” has the meaning set forth in Section 2.06(e)(1).

“Sagicor Newco” has the meaning set forth in the first paragraph hereof.

“Sagicor Newco Shares” means either (i) the 100 ordinary shares in the capital of Sagicor Newco and being all of the shares issued by Sagicor Newco, or (ii) any new shares that are required to be issued by Sagicor Newco in order to consummate the scheme of arrangement or re-organization contemplated in Section 2.01 hereof.

“Sagicor Parties” has the meaning set forth in the first paragraph hereof.

“Seller Verification Notices” has the meaning set forth in Section 2.06(e)(2).

“Seller’s Account Receivable” has the meaning set forth in Section 2.06(b)(5).

“Stock Consideration” has the meaning set forth in Section 2.05(a)(2).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Strata 2446” means Proprietors Strata Plan No. 2446 registered under the “Registration (Strata Titles) Act” and includes where applicable the strata corporation of Proprietors Strata Plan No. 2446.

“Tangible Personal Property” has the meaning set forth in Section 2.02(a)(3).

“Tax” or “Taxes” means any and all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall, profits, environmental, customs duties, capital stock, franchise, withholding, disability, real property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or any other taxing authority, whether disputed or not, and shall include any liability for such amounts as a result of (a) being a transferee or successor, withholding or collection agent, or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual or other obligation to indemnify or otherwise assume or succeed to the Tax liability of any Person.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority or any other taxing authority with respect to Taxes.

“Term Sheet” shall mean that certain term sheet dated as of November 29, 2017 by and among the Sagicor Parties and Playa.

“Third Party Claim” has the meaning set forth in Section 8.03(a).

“Transaction Documents” means any and all court orders, deeds, bills of sale, assignments, certificates of title and other instruments of transfer and conveyance that the Sagicor Parties and their respective Affiliates are required to produce or execute and deliver in order to prove vesting or conveyance of good title and ownership of the Assets to Sagicor Newco or Playa as applicable, including, without limitation the Transfer Documents.

“Transfer Documents” means instruments of transfer and conveyance that the Sagicor Parties and their respective Affiliates are required to produce or execute and deliver in order to prove vesting or conveyance of good title and ownership of the Assets to Sagicor Newco, or if an Asset Vesting Notice is issued by Playa, to Playa or its nominee, as applicable, all of such documents are listed on Schedule 2.05(c) and the forms attached hereto as Exhibits C-1, C-2, C-3, and C-4.

“Utilities” means those certain utilities required to be maintained by the Sagicor Parties and Sagicor Newco in owning and operating the Business and the Assets, consistent with past practice, including without limitation, electricity, gas, water, sewage, internet, cable and telephone charges.